UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Allos Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLOS THERAPEUTICS, INC.
11080 CirclePoint Road, Suite 200
Westminster, Colorado 80020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 19, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Allos Therapeutics, Inc., a Delaware corporation (the “Company”). The meeting will be held on June 19, 2007 at 8:00 am local time at the Westin Westminster Hotel, 10600 Westminster Boulevard, Westminster, Colorado 80020 for the following purposes:

1.                 To elect directors to serve for the ensuing year and until their successors are elected.

2.                 To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.                 To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is April 25, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors
/s/ MARC H. GRABOYES
Marc H. Graboyes
Secretary

Westminster, Colorado
April 30, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ALLOS THERAPEUTICS, INC.
11080 CirclePoint Road, Suite 200
Westminster, Colorado 80020

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

June 19, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Allos Therapeutics, Inc. (sometimes referred to as the “Company” or “Allos”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about May 8, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 25, 2007 will be entitled to vote at the annual meeting. On this record date, there were 64,044,810 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 25, 2007 your shares were registered directly in your name with the Company’s transfer agent, Mellon Investor Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 25, 2007 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•       Election of eight directors; and

•       Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2007.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•       To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•       To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•       To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 pm, Eastern Time on June 18, 2007 to be counted.

•       To vote on the Internet, go to http://www.proxyvoting.com/alth to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 pm, Eastern Time on June 18, 2007 to be counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Allos. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 25, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all eight nominees for director and “For” the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees and Mellon Investor Services may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Mellon Investor Services will be paid its customary fee of $6,500 plus out of pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•       You may submit another properly completed proxy card with a later date.

•       You may send a timely written notice that you are revoking your proxy to the attention of our Corporate Secretary, c/o Allos Therapeutics, Inc., 11080 CirclePoint Road, Suite 200, Westminster, Colorado 80020.

•       You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 9, 2008, to the attention of our Corporate Secretary, c/o Allos Therapeutics, Inc., 11080 CirclePoint Road, Suite 200, Westminster, Colorado 80020. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no earlier than March 21, 2008 and no later than April 20, 2008. You are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals. Both the election of directors and ratification of the selection of our independent registered public accounting firm are considered “routine” matters under the rules and interpretations of the NYSE.

How many votes are needed to approve each proposal?

•       For the election of directors, the eight nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•       To be approved, Proposal No. 2 to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007 must receive “For” votes from the holders of a majority of shares cast in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 64,044,810 shares outstanding and entitled to vote. Thus, the holders of 32,022,406 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the annual meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of nine directors. There are eight nominees for director this year. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below, except for William R. Ringo, Jr. and Jeffrey R. Latts, M.D., is currently a director of the Company who was previously elected by the stockholders. Mr. Ringo, former President and CEO of Abgenix Inc., was elected to the Company’s Board of Directors on January 8, 2007 upon the unanimous recommendation of the Company’s Nominating and Corporate Governance Committee and the unanimous approval of the Board of Directors. Dr. Latts, former Executive Vice President and Chief Medical Officer of Exelixis, Inc., was elected to the Company’s Board of Directors on April 25, 2007 upon the unanimous recommendation of the Company’s Nominating and Corporate Governance Committee and the unanimous approval of the Board of Directors.

Pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) dated March 2, 2005 between the Company and Warburg Pincus Private Equity VIII, L.P. (“Warburg”), for so long as Warburg owns at least two-thirds of the number of shares of common stock issued upon exchange of the Series A Exchangeable Preferred Stock (the “Exchangeable Preferred”) acquired by it under the Securities Purchase Agreement, the Company is required to nominate and use its reasonable best efforts to cause to be elected and cause to remain as directors on its Board of Directors two individuals designated by Warburg (each, an “Investor Designee” and collectively, the “Investor Designees”). If Warburg no longer has the right to designate two members of the Board of Directors, then, for so long as Warburg owns at least 50% of the number of shares of common stock issued upon exchange of the Exchangeable Preferred acquired by it under the Securities Purchase Agreement, the Company is required to nominate and use its reasonable best efforts to cause to be elected and cause to remain as a director on the Board of Directors, one Investor Designee. Effective March 4, 2005, Stewart Hen and Jonathan S. Leff, each of whom is a Managing Director of Warburg, were elected to the Company’s Board of Directors pursuant to the Securities Purchase Agreement. In addition, subject to applicable law and the rules and regulations of the Securities and Exchange Commission and The Nasdaq Stock Market, the Company is required to use its reasonable best efforts to cause one of the Investor Designees to be a member of each principal committee of the Board of Directors; however, the Board of Directors has determined, based on its analysis of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, that the Investor Designees are not eligible to serve as members of the Audit Committee of the Board of Directors due to the size of Warburg’s ownership interest.

It is the Company’s policy to encourage nominees for directors to attend the annual meeting. All of the nominees for election as a director at the 2006 Annual Meeting of Stockholders attended the 2006 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The eight nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Company’s Board of Directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

In April 2007, Mark G. Edwards informed the Company of his intention not to stand for re-election to the Company’s Board of Directors at the 2007 Annual Meeting of Stockholders. Mr. Edwards has been a member of the Company’s Board of Directors since 1999 and will continue to serve as a director of the Company until the expiration of his current term on June 19, 2007.

Nominees

The following is a brief biography of each nominee for director, as of April 1, 2007.

Name	Age	Principal Occupation/ Position Held With the Company
Stephen J. Hoffman, Ph.D., M.D.	51	Chairman of the Board
Paul L. Berns	40	President and Chief Executive Officer
Michael D. Casey	61	Pharmaceutical Industry Consultant
Stewart Hen	40	General Partner, Warburg Pincus & Co.; Managing Director, Warburg Pincus LLC
Jeffrey R. Latts, M.D.	59	Pharmaceutical Industry Consultant
Jonathan S. Leff	38	General Partner, Warburg Pincus & Co.; Managing Director, Warburg Pincus LLC
Timothy P. Lynch	37	President and Chief Executive Officer, NeuroStat Pharmaceuticals, Inc.
William R. Ringo	61	Pharmaceutical Industry Consultant

Stephen J. Hoffman, Ph.D., M.D. is the Company’s Chairman of the Board. From January 2003 until March 2007, Dr. Hoffman was a General Partner of TechnoVenture Management, a venture capital firm. He has served as a member of the Board of Directors since 1994 and as the Company’s Chairman of the Board since December 2001. From July 1994 to December 2001, Dr. Hoffman served as the Company’s President and Chief Executive Officer. Prior to that, from inception to 1994, Dr. Hoffman served as a consultant to the Company’s investor group. From 1990 to 1994, he completed a fellowship in clinical oncology and a residency/fellowship in dermatology, both at the University of Colorado. Dr. Hoffman was the scientific founder of Somatogen Inc., a biopharmaceutical company, where he held the position of Director of Corporate Research and Vice President of Science and Technology from 1987 until 1990. Dr. Hoffman received his Ph.D. in bio-organic chemistry from Northwestern University and his M.D. from the University of Colorado School of Medicine.

Paul L. Berns was appointed to serve as the Company’s President and Chief Executive Officer, and elected as a member of the Board of Directors, in March 2006. Prior to joining the Company, Mr. Berns was a self-employed consultant to the pharmaceutical industry from July 2005 to March 2006. From June 2002 to July 2005, Mr. Berns was President, Chief Executive Officer and a director of Bone Care International, Inc., a specialty pharmaceutical company that was acquired by Genzyme Corporation in 2005. Prior to that, from 2001 to 2002, Mr. Berns served as Vice President and General Manager of the Immunology, Oncology and Pain Therapeutics business unit of Abbott Laboratories, a pharmaceutical company. From 2000 to 2001, he served as Vice President, Marketing of BASF Pharmaceuticals-Knoll, a pharmaceutical company, and from 1990 to 2000, Mr. Berns held various positions, including senior management roles, at Bristol-Myers Squibb Company, a pharmaceutical company. Mr. Berns is a director of XenoPort, Inc. Mr. Berns received a B.S. in economics from the University of Wisconsin.

Michael D. Casey has served as a member of the Board of Directors since June 2002. Since February 2002, Mr. Casey has been a self-employed consultant to the pharmaceutical industry. Previously, Mr. Casey served four years as President, Chief Executive Officer and Chairman of Matrix Pharmaceuticals, Inc., a biopharmaceutical company, until Chiron Corporation acquired the company in February 2002. Prior to joining Matrix, Mr. Casey was President of two divisions of Schein

Pharmaceutical, Inc. from 1995 to 1997, and President and Chief Operating Officer of Genetic Therapy, Inc. from 1993 to 1995 until it was sold to Sandoz (Novartis). Mr. Casey also spent 25 years with Johnson & Johnson, including Vice President of Sales and Marketing of Ortho Pharmaceutical Corporation and President of McNeil Pharmaceuticals. Mr. Casey is a director of AVI Biopharma, Inc., Celgene Corp., Cholestech Corporation, Durect Corporation and Orthologic Corp.

Stewart Hen has served as a member of the Board of Directors since March 2005. Mr. Hen serves as a General Partner of Warburg Pincus & Co. and as a Managing Director of Warburg Pincus LLC. Mr. Hen joined Warburg Pincus in 2000 and focuses on investments in biotechnology and pharmaceuticals. Prior to joining Warburg Pincus, he served as a management consultant at McKinsey & Company. Prior to joining McKinsey, Mr. Hen held positions at Merck in both Research & Development and Manufacturing. Mr. Hen is currently a director of Altus Pharmaceuticals, Inc., Neurogen Corporation and several private companies. Mr. Hen holds an M.B.A. from The Wharton School, an M.S. in chemical engineering from the Massachusetts Institute of Technology and a B.S. in chemical engineering from the University of Delaware.

Jeffrey R. Latts, M.D. has served as a member of the Board of Directors since April 2007. Dr. Latts has been a consultant to the pharmaceutical industry since January 2007. Previously, Dr. Latts served as Executive Vice President of Exelixis, Inc., a biotechnology company, from January 2006 to January 2007, and as Senior Vice President of Exelixis, Inc. from July 2001 to December 2005. He also served as Chief Medical Officer of Exelixis, Inc. from July 2001 to September 2006. Prior to that, Dr. Latts held key management positions with Berlex Laboratories, a pharmaceutical healthcare company, where he served as Chief Medical Officer from 1995 to 2001, and Vice President, Clinical Research and Development from 1990 to 2001. Prior to that, Dr. Latts served as Vice President of Clinical Research at Wyeth Ayerst Research, a division of Wyeth Laboratories. He began his career in the pharmaceutical industry with the Parke-Davis Pharmaceutical Division of Warner Lambert. In over 25 years in the pharmaceutical industry, Dr. Latts has been involved in numerous investigational new drug application submissions and has successfully initiated early to late stage clinical trials for multiple disease areas, including cancer, immunology, central nervous system and metabolic diseases. Dr. Latts received a B.S. in medicine and an M.D. from the University of Minnesota.

Jonathan S. Leff has served as a member of the Board of Directors since March 2005. Mr. Leff serves as a General Partner of Warburg Pincus & Co. and as a Managing Director of Warburg Pincus LLC. Mr. Leff joined Warburg Pincus in 1996 and is responsible for the firm’s investment efforts in biotechnology and pharmaceuticals. Prior to joining Warburg Pincus, he was a consultant at Oliver, Wyman & Co. Mr. Leff is currently a director of Altus Pharmaceuticals, Intermune, Inc., Neurogen Corporation, Sunesis Pharmaceuticals and ZymoGenetics, Inc. Mr. Leff received his A.B. in government from Harvard College and his M.B.A. from Stanford University Graduate School of Business.

Timothy P. Lynch has served as a member of the Board of Directors since November 2005. Mr. Lynch is the President and Chief Executive Officer of NeuroStat Pharmaceuticals, a start-up specialty pharmaceutical company he founded in October 2005. From June 2005 through September 2005, Mr. Lynch was President and Chief Executive Officer of Vivo Therapeutics, Inc., a venture-backed specialty pharmaceuticals start-up. From October 2002 through June 2005, Mr. Lynch served as Chief Financial Officer of Tercica, Inc. From 1999 to June 2002, Mr. Lynch served as Chief Financial Officer of InterMune, Inc. He was involved with the initial public offerings of both biopharmaceutical companies. Previously, Mr. Lynch served as Director of Strategic Planning and as a pharmaceutical sales representative at Elan Corporation, plc, a pharmaceutical company. He started his career as an investment banker at Goldman, Sachs & Co. and Chase Securities, Inc. Mr. Lynch is a director of Nabi Bipharmaceuticals. Mr. Lynch received his B.A. degree in economics from Colgate University and his M.B.A. from the Harvard Graduate School of Business.

William R. Ringo has served as a member of the Board of Directors since January 2007. Most recently, Mr. Ringo served as President and CEO of Abgenix, Inc. from August 2004 until April 2006, when it was acquired by Amgen, Inc. From June 2003 to September 2003, he served as interim CEO of InterMune, Inc., where he continues to serve as non-executive Chairman of the Board. Before InterMune, Mr. Ringo spent 28 years with Eli Lilly & Company, where he served in various senior management capacities including Product Group President, Oncology and Critical Care Products from June 1999 until his retirement in February 2001; President of Internal Medicine Products from January 1998 until June 1999; and President of Eli Lilly’s Infectious Disease Business Unit from September 1995 until January 1998. Mr. Ringo is a member of the Board of Directors of InterMune, Inc. and Inspire Pharmaceuticals Inc. Mr. Ringo received his B.S. in management and his M.B.A. from the University of Dayton.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

Independence of The Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accountants, the Board has affirmatively determined that the following directors or nominees for director are “independent” within the meaning of the applicable Nasdaq listing standards: Mr. Casey, Mr. Edwards, Mr. Hen, Dr. Latts, Mr. Leff, Mr. Lynch and Mr. Ringo. In making this determination, the Board found that none of the these directors or nominees for director had a material or other disqualifying relationship with the Company. In determining the independence of Mr. Edwards, the Board took into account the Company’s subscription to Recombinant Capital, Inc.’s database, rDNA.com, for $6,000 per year. The Board did not believe that this subscription would interfere with Mr. Edwards’ exercise of independent judgment in carrying out his responsibilities as a director. Mr. Edwards is Managing Director of Recombinant Capital. Dr. Hoffman, the Company’s Chairman of the Board, and Mr. Berns, the Company’s President and Chief Executive Officer, are not independent directors.

Meetings of the Board of Directors

The Board of Directors met ten times during the last fiscal year. All directors except Dr. Jaffe, who resigned from the Company’s Board of Directors effective immediately prior to the 2006 Annual Meeting of Stockholders, attended 75% or more of the aggregate of the meetings of the Board and of the committees on which each director served, held during the period for which he was a director or committee member.

Information Regarding Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. From December 2005 to March 2006, the Board also formed an Executive Committee to conduct a search for the successor to Michael E. Hart as the Company’s President and Chief Executive Officer. The following table provides membership and meeting information for fiscal 2006 for each of the standing committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Michael D. Casey	X		X	*
Mark G. Edwards	X				X	*
Stewart Hen					X
Marvin E. Jaffe	X	(1)	X	(1)
Jonathan S. Leff			X
Timothy P. Lynch	X	*	X
Total meetings in fiscal 2006	7		4		2

*                    Committee Chairperson

(1)          Dr. Jaffe resigned as a director and member of the Audit and Compensation Committees, effective May 10, 2006.

Below is a description of each standing committee of the Board of Directors. Each committee has full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the committee considers necessary or appropriate in the performance of its duties. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee the Company’s corporate accounting and financial reporting processes, the Company’s systems of internal accounting and financial controls, and audits of the Company’s financial statements. The Board has adopted a written charter for the Audit Committee that is available to stockholders on the Company’s website at www.allos.com. The written charter describes the full power and authority of the Audit Committee and delegates responsibility to the Audit Committee to perform the following principle functions:

•       evaluate the performance of and assess the qualifications of the Company’s independent registered public accountants;

•       determine and approve the engagement of the Company’s independent registered public accountants;

•       determine whether to retain or terminate the Company’s existing independent registered public accountants or to appoint and engage new independent registered public accountants;

•       review and approve the retention of the Company’s independent registered public accountants to perform any proposed permissible non-audit services;

•       monitor the rotation of partners of the Company’s independent registered public accountants on the Company’s audit engagement team as required by law;

•       confer with management and the Company’s independent registered public accountants regarding the effectiveness of the Company’s internal controls over financial reporting;

•       establish procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•       meet to review the Company’s annual audited financial statements and quarterly financial statements with management and the Company’s independent registered public accountants, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is composed of three directors: Messrs. Casey, Edwards and Lynch. Effective immediately following the annual meeting, the Board intends to reconstitute the Audit Committee to be composed of Messrs. Casey, Lynch and Ringo. The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all current and prospective members of the Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has also determined that Mr. Lynch, the Chairman of the Audit Committee, qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors also previously determined that Mr. Edwards, who has decided to resign from the Company’s Board of Directors and Audit and Nominating and Corporate Governance Committees effective immediately prior to the 2007 Annual Meeting of Stockholders, qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of the level of knowledge and experience of each of Messrs. Edwards and Lynch based on a number of factors, including their formal education, experience and business acumen. The Board periodically reviews and approves the chairmanship and membership of the Audit Committee, based in part upon the recommendations of the Nominating and Corporate Governance Committees.

The Audit Committee met seven times during 2006.

Report of the Audit Committee of the Board of Directors(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006 with management of the Company. The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent accountants the independent accountant’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report in Form 10-K for the fiscal year ended December 31, 2006.

Mr. Michael D. Casey
Mr. Mark G. Edwards
Mr. Timothy P. Lynch

Compensation Committee

The Compensation Committee was established by the Board to oversee the Company’s compensation policies, plans and programs, and to review and determine the compensation to be paid to the Company’s directors and executive officers. The Board has adopted a written charter for the Compensation Committee that is available to stockholders on the Company’s web site at www.allos.com. The written charter describes the full power and authority of the Compensation Committee, and delegates responsibility to the Compensation Committee to perform following principle functions:

•       evaluate and recommend to the Board the compensation plans and programs deemed advisable for the Company, as well as the modification or termination of existing plans and programs;

•       review and approve the compensation to be paid to the Company’s executive officers, including the terms of any employment agreements, severance arrangements, change of control protections and other compensatory arrangements;

•       review and approve the corporate and individual performance objectives relevant to the compensation of the Company’s executive officers, and evaluate corporate and individual performance against these objectives;

•       evaluate and recommend to the Board the type and amount of compensation to be paid to the Company’s non-employee directors;

(1)          The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.

•       administer the Company’s employee benefit plans, including the Company’s annual incentive plan, equity incentive plans and stock purchase plan;

•       evaluate the effectiveness of the Company’s compensation policies, plans and programs in achieving expected benefits to the Company and otherwise furthering the Compensation Committee’s compensation strategy; and

•       review and discuss with management the Company’s “Compensation Discussion and Analysis,” and consider whether to recommend to the Board that it be approved for inclusion in the Company’s proxy statement and other filings.

The Compensation Committee is composed of three directors:  Messrs. Casey, Leff and Lynch. The Board of Directors reviews the Nasdaq listing standards definition of independence for Compensation Committee members on an annual basis and has determined that all members of the Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Board of Directors periodically reviews and approves the chairmanship and membership of the Compensation Committee, based in part upon the recommendations of the Nominating and Corporate Governance Committee.

The Compensation Committee met four times during 2006.

Compensation Committee Processes and Procedures

The Compensation Committee meets at scheduled times throughout the year, and it also considers and takes action by written consent. The agenda for each meeting is usually developed by the Chief Executive Officer, in consultation with the Chair of the Compensation Committee. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The Chair of the Compensation Committee reports on committee actions and recommendations at each regularly scheduled meeting of the Board.

The Compensation Committee, with the input of management and its outside advisors, develops the Company’s compensation policies, plans and programs by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the biopharmaceutical and biotechnology industry, with a particular focus on companies of comparable sizes and stages of development as Allos. The Compensation Committee believes these companies provide appropriate benchmarks for the Company’s compensation program because they have similar organizational structures and tend to compete with the Company for executives and other employees. The Company’s executive compensation program consists of the following key components, which are described in more detail on page 26 of this proxy statement under the heading “Compensation Discussion and Analysis:”

•       Base salary;

•       Performance-based cash bonuses;

•       Long-term equity incentives; and

•       Severance and change-in-control benefits.

Historically, the Compensation Committee has reviewed and determined any base salary increases, cash bonuses and equity incentives to be awarded to the Company’s executive officers, and established annual corporate and individual performance objectives, at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation from time to time in connection with the hiring of a new executive officer, as well as upon an executive’s promotion or other change in job responsibility that occurs outside the Company’s annual performance review and appraisal process.

Setting Executive Compensation for Newly Hired Executives.   With respect to newly hired executive officers, the Compensation Committee determines the executive’s compensation package, including the terms of any employment agreement, severance arrangements or change of control protections, based on a variety of subjective and objective factors, including:

•       The executive’s particular qualifications and experience;

•       The competitive recruiting environment for the executive’s services;

•       Comparisons to market data regarding compensation levels for comparable executives of other biotechnology companies of similar sizes and stages of development and/or with whom we compete for talented executives;

•       The executive’s anticipated role and responsibilities with the Company; and

•       The executive’s past compensation history.

As part of the hiring process, the Compensation Committee also reviews a tally sheet setting forth each component of the executive’s proposed compensation package, including base salary, bonus potential, the value to the executive and cost to the Company of all equity incentives, perquisites and other personal benefits, and the Company’s projected payout obligations under several severance and change-in-control scenarios.

Setting Executive Compensation for Continuing Executives.   With respect to continuing executives, the Compensation Committee annually reviews and determines any base salary increases, cash bonuses or equity incentives to be awarded to the executives based upon a mix of the following factors:

•       The executive’s individual performance for the year;

•       The degree of achievement of annual corporate and individual performance objectives;

•       Comparisons with market data for compensation paid to comparable executives of other biopharmaceutical companies, with a particular focus on companies of comparable sizes and stages of development and/or with whom we compete for talented executives;

•       The executive’s compensation relative to other executive officers; and

•       The importance of the executive’s continued service with the Company.

At the beginning of each year, the Compensation Committee establishes annual performance objectives for the corporation as a whole and for each individual executive officer (other than the Chief Executive Officer, whose bonus is tied entirely to the achievement of corporate objectives). The corporate objectives generally target the achievement of specific research, development, clinical, and operational milestones. The individual objectives focus on contributions which are consistent with and support the corporate objectives or are otherwise intended to contribute to the success of the Company. The annual corporate and individual performance objectives are proposed by management and reviewed and approved by the Compensation Committee, usually during the first quarter of the year. The Compensation Committee typically performs an interim assessment of the annual performance objectives in the middle of each year to review corporate and individual progress, and may, on occasion, make certain adjustments to the objectives that the committee deems appropriate based on changing circumstances.

At the conclusion of each year, the Chief Executive Officer prepares a written performance appraisal and assigns each executive officer (other than himself) a performance rating for the year. The performance appraisal evaluates each executive officer’s level of performance of his or her core job responsibilities, as well as various skills, behaviors and competencies that are viewed as important to our ability to build and maintain a high performance operating culture. The Chief Executive Officer also evaluates the degree of achievement of the annual corporate and individual performance objectives, as well as any contributions made with regard to objective or strategic initiatives not covered by the formal goal setting process, and submits his recommendations to the Compensation Committee for any base salary increases, cash bonuses and/or stock option awards for each executive officer (other than himself). In the case of the Chief Executive Officer, his individual performance appraisal is conducted by the Compensation Committee, which determines his compensation adjustments and awards, if any. The Chief Executive Officer is not present during the discussions of his compensation. To the extent approved, any base salary increases, cash bonuses and/or stock options awards for the executive officers, including the Chief Executive Officer, are implemented during the first calendar quarter of the year.

As part of the annual compensation review for continuing executives, the Compensation Committee reviews a tally sheet setting forth each component of the executive’s proposed compensation package, including base salary, bonus potential, the value to the executive and cost to the Company of all equity incentives, perquisites and other personal benefits, the executive’s realized and unrealized equity gains, and the Company’s projected payout obligations under several severance and change-in-control scenarios, to ensure that each executive’s total compensation remains in line with our overall compensation philosophy.

Role of Independent Compensation Consultant.   The Compensation Committee believes that it is important when making compensation decisions to be informed as to the compensation practices of comparable publicly-held companies. To this end, during 2005 and 2006, the Compensation Committee approved the engagement of Pearl Meyer & Partners (“PM&P”), an independent compensation consulting firm, to conduct annual reviews of the overall structure and competitiveness of the Company’s executive and director compensation programs. As part of these reviews, PM&P, in consultation with the Compensation Committee and Chief Executive Officer, develops a comparison group of companies of comparable sizes and stages of development as Allos and/or with whom we compete for talented executives. PM&P then compares all elements of total direct compensation (i.e., base salary, annual bonus and long-term incentives) for the Company’s executive officers to compensation data compiled from the most recent proxy statements for the comparison group of companies. At the request of the Compensation Committee, PM&P also conducts individual interviews with members of the Compensation Committee and senior management to evaluate the effectiveness of the Company’s compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals. PM&P presents its findings, observations and recommendations to the Compensation Committee, typically in September or December of each year, which the Compensation Committee considers, among other factors, in setting executive compensation for the following year.

The Compensation Committee realizes that benchmarking the Company’s executive compensation program against compensation earned at comparable companies may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to Allos. However, the Compensation Committee generally believes that gathering this information is an important part of its decision-making process with respect to the Company’s executive compensation program. In addition to the compensation benchmarking and survey data provided by PM&P, the Compensation Committee has historically taken into account input from other sources, including input from other members of the Board of Directors and commercially available survey data relating to compensation practices for the pharmaceutical and biotechnology industry.

Delegation of Authority.   The Compensation Committee charter provides that the Compensation Committee may form and delegate authority to subcommittees, as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under the Company’s equity incentive plans to persons who are not executive officers of the Company. Historically, the Compensation Committee has delegated authority to the Chief Executive Officer to grant stock options, including new hire, annual and promotional grants, to employees who are not officers of the Company within certain limitations, without any further action required by the Compensation Committee. The purpose of this delegation of authority was to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. More recently, however, in February 2007 the Compensation Committee adopted an Equity Compensation Awards Policy to define the specific practices and procedures to be followed by the Compensation Committee and the Chief Executive Officer in connection with the granting of future equity awards. Pursuant to the Equity Compensation Awards Policy, the Chief Executive Officer may grant stock options to newly hired employees who are not executive officers in connection with such employee’s commencement of employment, within certain limitations approved by the Compensation Committee. However, all other stock awards, including all stock options or other equity grants to the Company’s executive officers, and all annual or promotional grants to the Company’s other employees, must be approved by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

As noted above, the Company’s Compensation Committee consists of Messrs. Casey, Leff and Lynch. None of the Company’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on the Company’s Board of Directors or compensation committee.

Compensation Committee Report(2)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Mr. Michael D. Casey
Mr. Jonathan S. Leff
Mr. Timothy P. Lynch

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the chairmanship and membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company. During 2006, the Nominating and Corporate Governance Committee was composed of two directors: Messrs. Edwards and Hen. Effective April 16, 2007, the Nominating and Corporate Governance

(2)          The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.

Committee was reconstituted to be composed of Messrs. Hen and Ringo. All current and former members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Board has adopted a written charter for the Nominating and Corporate Governance Committee that is available to stockholders on the Company’s web site at www.allos.com. The Nominating and Corporate Governance Committee met two times during 2006.

The Nominating and Corporate Governance Committee has adopted policies regarding qualifications of directors and procedures for identifying and evaluating director candidates, as well as policies and procedures regarding stockholder recommendations for the nomination of directors. The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including having the highest personal integrity and ethical character, and a general understanding of contemporary corporate governance concerns, regulatory obligations for public issuers, strategic business planning and basic concepts of corporate finance. The Nominating and Corporate Governance Committee also intends to consider such factors as an ability to function effectively in an oversight role based upon management or policy making experience, adequate time to devote to the affairs of the Company, demonstrated professional achievement in his or her field, and an ability to exercise sound, independent judgment and fairly represent all stockholders of the Company. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, background and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. The Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, in light of the Company’s view that the continuing service of qualified incumbent directors promotes stability and continuity on the Board. The Nominating and Corporate Governance Committee evaluates the qualifications and performance of incumbent directors, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not, except that the Nominating and Corporate Governance Committee may consider, as one factor, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company and the extent to which the recommending stockholder intends to continue holding its interest in the Company.

The Nominating and Corporate Governance Committee will consider any director nominee proposed in good faith by a stockholder of the Company where the Nominating and Corporate Governance Committee has not determined to re-nominate a qualified incumbent director for such position, provided that such stockholder has held at least 1% of the Company’s voting common stock for at least one year as of the date the recommendation is made, and provided that such stockholder complies with certain requirements, including Section 5(c) of the Company’s Bylaws. Among other things, Section 5(c) of the Bylaws requires a stockholder to timely submit the candidate’s name, business credentials, contact information and his or her consent to be considered as a candidate for director. In addition, the proposing stockholder must include a statement supporting his or her view that the proposed nominee possesses the minimum qualifications for director nominees set forth by the Nominating and Corporate Governance Committee and whether the nominee, if elected, would fairly represent all stockholders of the Company.

The proposing stockholder must also include his or her contact information, including telephone number, and a statement of his or her share ownership, the time period that the shares have been held and whether the stockholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting. All stockholder recommendations for the nomination of directors must be in writing, addressed to the attention of the Company’s Corporate Secretary, c/o Allos Therapeutics, Inc., 11080 CirclePoint Road, Suite 200, Westminster, Colorado 80020. To be timely, a stockholder’s nomination must be delivered to the Corporate Secretary no earlier than the close of business on the ninetieth (90th) day and no later than the close of business on the sixtieth (60th) day prior to the first anniversary of the preceding year’s annual meeting. Stockholders who wish to submit director nominees should consult Section 5(c) of the Company’s Bylaws for additional information.

Messrs. Hen and Leff were recommended for election to the Board of Directors by Warburg, a security holder of the Company. Pursuant to the Securities Purchase Agreement between Warburg and the Company, for so long as Warburg owns at least two-thirds of the number of shares of common stock issued upon exchange of the Exchangeable Preferred acquired by it under the Securities Purchase Agreement, the Company is required to nominate and use its reasonable best efforts to cause to be elected and cause to remain as directors on the Board of Directors two Investor Designees. If Warburg no longer has the right to designate two members of the Board of Directors, then, for so long as Warburg owns at least 50% of the number of shares of common stock issued upon exchange of the Exchangeable Preferred acquired by it under the Securities Purchase Agreement, the Company is required to nominate and use its reasonable best efforts to cause to be elected and cause to remain as a director on the Board of Directors, one Investor Designee.

The Company has engaged a search firm to identify and recruit new candidates for election to the Board of Directors. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or group of stockholders holding more than 5% of the Company’s voting stock.

Executive Committee

In December 2005, the Board of Directors formed an Executive Committee of the Board to conduct the search for a successor to Michael E. Hart as the Company’s President and Chief Executive Officer. The Executive Committee was comprised of Dr. Hoffman, Mr. Casey and Mr. Leff. The Executive Committee was responsible for identifying, reviewing, evaluating and recommending to the Board candidates for the position of President and Chief Executive Officer. The Committee was also responsible for negotiating, evaluating and recommending to the Board the terms of the separation agreement entered into with Mr. Hart, and the compensation and other terms of employment of Mr. Hart’s successor as President and Chief Executive Officer. The Executive Committee dissolved upon the appointment of Mr. Berns as the Company’s President and Chief Executive Officer effective March 9, 2006.

Stockholder Communications with the Board Of Directors

Historically, the Company has not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, during the upcoming year the Nominating and Corporate Governance Committee may consider the adoption of a formal process for stockholder communications with the Board and, if adopted, the Company will publish it promptly and post it to the Company’s web site.

Code of Ethics

The Company has adopted the Allos Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available to stockholders on the Company’s web site at www.allos.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on the Company’s web site at www.allos.com.

Corporate Governance Guidelines

The Board of Directors has documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board has the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board follows with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines are available to stockholders on the Company’s web site at www.allos.com.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of PricewaterhouseCoopers LLP for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since its inception in September 1992. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the total votes cast on the proposal will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2006 and December 31, 2005, by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2006	2005
Audit Fees	$407,650	$329,910
Audit-Related Fees	$—	$—
Tax Fees(1)	$8,050	$7,000
All Other Fees	$—	$—
Total Fees	$415,700	$336,910

(1)          Represents fees for preparation of tax returns.

All fees described above were pre-approved by the Audit Committee. The Audit Committee has determined that the rendering of tax preparation services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of the independent registered public accounting firm.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

Executive Officers

The following table sets forth certain information regarding the Company’s executive officers, as of April 1, 2007:

Name	Age	Principal Occupation/ Position Held With the Company
Paul L. Berns	40	President and Chief Executive Officer
Pablo J. Cagnoni, M.D	44	Senior Vice President, Chief Medical Officer
James V. Caruso	48	Executive Vice President, Chief Commercial Officer
David C. Clark	38	Vice President, Finance, Treasurer and Assistant Secretary
Marc H. Graboyes	37	Vice President, General Counsel and Secretary
Markus F. Herzig	61	Vice President, Regulatory Affairs
Douglas G. Johnson, Ph.D.	50	Vice President, Manufacturing
Michael E. Saunders, M.D.	56	Vice President, Clinical Development

See “Proposal 1—Election of Directors” for Mr. Berns’ biography.

Pablo J. Cagnoni, M.D. has served as the Company’s Senior Vice President, Chief Medical Officer since March 2007. From August 2004 to March 2007, Dr. Cagnoni held several key management positions with OSI Pharmaceuticals, Inc., serving most recently as Chief Medical Officer and Vice President, Clinical Research and Medical Affairs. During his tenure, among other responsibilities, Dr. Cagnoni oversaw all of OSI’s clinical development and medical affairs activities relating to Tarceva(R). From July 2001 to July 2004, Dr. Cagnoni held key roles in clinical development with Allos, serving most recently as Vice President, Clinical Development. Prior to that, Dr. Cagnoni was Assistant Professor of Medicine in the Division of Oncology at the University of Colorado, where he also served as Assistant Director of the Pharmacology Laboratory and member of the Bone Marrow Transplant Program. Dr. Cagnoni received his M.D. from the University of Buenos Aires Medical School.

James V. Caruso has served as the Company’s Executive Vice President, Chief Commercial Officer since June 2006. Prior to joining the Company, Mr. Caruso was a self-employed consultant to the pharmaceutical industry from July 2005 to June 2006. From June 2002 to July 2005, Mr. Caruso was Senior Vice President, Sales and Marketing at Bone Care International, Inc., a specialty pharmaceutical company that was acquired by Genzyme Corporation in 2005. Prior to that, from June 2001 to June 2002, Mr. Caruso was a Vice President of Specialty Sales at Novartis, a pharmaceutical company. From 2000 to 2001, he served as Vice President, Sales of BASF Pharmaceuticals-Knoll, a pharmaceutical company, and from 1988 to 2000, Mr. Caruso held various positions, including senior management roles, at Bristol-Myers Squibb Company, a pharmaceutical company. Mr. Caruso earned a B.S. in Finance from the University of Nevada.

David C. Clark has served as the Company’s Vice President, Finance since February 2007, as Principal Financial Officer since March 2006 and as Treasurer since May 2004. Mr. Clark also served as the Company’s Corporate Controller from May 2004 to April 2007. He has served as the Company’s Assistant Secretary since October 2004 and served as Secretary from May 2004 to October 2004. From March 2000 to October 2003, Mr. Clark held several positions at Seurat Company (formerly XOR Inc.), a technology company, serving most recently as Vice President of Finance and Chief Financial Officer. From 1992 to March 2000, Mr. Clark worked in the audit practice of PricewaterhouseCoopers LLP. Mr. Clark is a Certified Public Accountant and received a Masters of Accountancy and a B.S. in Accounting from the University of Denver.

Marc H. Graboyes has served as the Company’s Vice President, General Counsel and Secretary since October 2004. From 2000 to October 2004, Mr. Graboyes was an attorney with Cooley Godward LLP, where he practiced corporate and securities law and served as outside counsel to the Company for nearly five years. Prior to joining Cooley Godward, Mr. Graboyes practiced corporate and securities law with several other national law firms. Mr. Graboyes earned his J.D. from the University of Colorado School of Law and received his B.S. in Entrepreneurship & Small Business Management from the University of Colorado at Boulder.

Markus F. Herzig has served as the Company’s Vice President, Regulatory Affairs since August 2001. Prior to joining the Company, Mr. Herzig was Executive Director, Regulatory Affairs and Quality Assurance of OraPharma, Inc., a pharmaceutical company, from January 1999 to August 2001. From January 1986 to December 1998, he held key management positions at Takeda Pharmaceuticals America, Inc., Novo Nordisk Pharmaceuticals Inc., Organon Inc. and Sandoz Pharmaceuticals Corp. Mr. Herzig received his M.S. equivalent from Allgemeine Gewerbe Schule in Basel, Switzerland.

Douglas G. Johnson, Ph.D. has served as the Company’s Vice President, Manufacturing since July 2002, and served as Senior Director, Manufacturing from March 2001 to June 2002 and as Director, Manufacturing from October 1997 to March 2001. Prior to joining the Company, Dr. Johnson was with Baxter Healthcare, a unit of Baxter International, Inc., for over eight years. At Baxter, he was most recently manager of the Global Solutions Development Group for the Renal Division. He also worked in the I.V. Systems Division for several years developing formulations of pre-mixed drugs. Prior to joining Baxter Healthcare, Dr. Johnson worked at Argonne National Laboratory for three years. Dr. Johnson received his Ph.D. in Organic Chemistry from the University of Minnesota. Mr. Johnson completed his postdoctoral work at the University of Chicago.

Michael E. Saunders, M.D. has served as the Company’s Vice President, Clinical Development since November 2004, and served as the Company’s Senior Medical Director from December 2003 to October 2004. An 18-year industry veteran, Dr. Saunders has held key management positions with several leading pharmaceutical companies, including Baxter Hemoglobin Therapeutics (Medical Director), Baxter BioScience (Global Medical Director, BioSurgery and Pharmacovigilance), Somatogen (Senior Director, Clinical Research), Searle (Senior Director, Clinical Research, Cardiovascular), and Rhone-Poulenc Rorer (Director Clinical Research, Cardiovascular). Prior to joining the Company, the major focus of Dr. Saunders professional career was in cardiology and critical care medicine. Dr. Saunders has been responsible for several new drug applications leading to the approval and marketing of several cardiovascular therapeutic agents. Dr. Saunders received his M.D. from the University of Kansas School of Medicine, where he also completed his residency in Internal Medicine and was recently certified in U.S. Regulatory Affairs (RAC exam by Regulatory Affairs Professionals Society in December 2003).

Security Ownership Of
Certain Beneficial Owners And Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 15, 2007 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table on page 38 of this proxy statement; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of the Company’s common stock.

	Beneficial Ownership(1)
Beneficial Owner(2)	Number of Shares	Percent of Total
Warburg Pincus Private Equity VIII, L.P.(3)	22,624,430	34.4%
466 Lexington Avenue
New York, New York 10017
Entities affiliated with Felix J. Baker and Julian C. Baker(4)	9,929,493	15.1%
667 Madison Avenue
New York, New York 10021
Stephen J. Hoffman, Ph.D., M.D.(5)	947,556	1.4%
Paul L. Berns(6)	488,041	*
James V. Caruso(7)	112,500	*
Michael D. Casey(8)	60,000	*
David C. Clark(9)	53,629	*
David A. DeLong(10)	238,173	*
Mark G. Edwards(11)	80,000	*
Marc H. Graboyes(12)	98,748	*
Michael E. Hart(13)	643,332	1.0%
Stewart Hen(3) (14)	22,637,763	34.4%
Jeffrey R. Latts, M.D.	0	*
Jonathan S. Leff(3) (15)	22,637,763	34.4%
Timothy P. Lynch(16)	8,333	*
William R. Ringo, Jr.	3,000	*
Michael E. Saunders, M.D.(17)	127,288	*
All executive officers and directors as a group (17 persons)(18)	25,922,961	38.0%

*                    Less than one percent.

(1)          This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 65,817,148 shares outstanding on March 15, 2007, adjusted as required by rules promulgated by the SEC.

(2)          The address for each director and executive officer is c/o Allos Therapeutics, Inc., 11080 CirclePoint Road, Suite 200, Westminster, Colorado 80020.

(3)          Stewart Hen and Jonathan S. Leff, directors of the Company, are general partners of Warburg Pincus & Co. (“WP”), which is the sole managing member of Warburg Pincus Partners LLC (“WP Partners”), which is the sole general partner of Warburg Pincus Private Equity VIII, L.P. (“WP VIII”). Messrs Hen and Leff are also managing directors of Warburg Pincus LLC (“WP LLC”), which manages WP VIII. WP, WP Partners, WP VIII and WP LLC are collectively referred to as the

“Warburg Pincus Entities.” Messrs. Hen and Leff, along with Charles R. Kaye and Joseph P. Landy who are also managing general partners of WP and managing members and co-presidents of WP LLC,  may be deemed to indirectly beneficially own the shares held by WP VIII because of their affiliation with the Warburg Pincus Entities. Messrs. Hen, Leff, Kaye and Landy disclaim beneficial ownership of the shares held by WP VIII except to the extent of their pecuniary interest therein.

(4)          Includes 85,327 shares owned by Baker Bros. Investments, L.P., 130,515 shares owned by Baker Bros. Investments II, L.P., 2,557,090 shares owned by Baker Biotech Fund I, L.P., 6,828,897 shares owned by Baker Brothers Life Sciences, L.P., 228,415 shares owned by 14159, L.P., and 99,249 shares owned by Baker/Tisch Investments, L.P.

(5)          Includes 800 shares held as custodian for Dr. Hoffman’s children and 471,886 shares issuable upon exercise of options exercisable within 60 days of March 15, 2007.

(6)          Includes 225,000 shares of restricted stock, which vest in equal annual installments on each of March 9, 2008, 2009, and 2010 and 204,166 shares issuable upon exercise of options exercisable within 60 days of March 15, 2007.

(7)          Includes 110,000 shares of restricted stock, which vest in equal annual installments on each of June 5, 2007, 2008, 2009, and 2010.

(8)          Includes 60,000 shares issuable upon exercise of options exercisable within 60 days of March 15, 2007.

(9)          Includes 52,372 shares issuable upon exercise of options exercisable within 60 days of March 15, 2007.

(10) Includes 238,173 shares issuable upon exercise of options exercisable within 60 days of March 15, 2007.

(11) Includes 80,000 shares issuable upon exercise of options exercisable within 60 days of March 15, 2007.

(12) Includes 93,748 shares issuable upon exercise of options exercisable within 60 days of March 15, 2007.

(13) Includes 641,332 shares issuable upon exercise of options exercisable within 60 days of March 15, 2007.

(14) Includes 22,624,430 shares held by WP VIII and 13,333 shares issuable upon exercise of options held by Mr. Hen exercisable within 60 days of March 15, 2007. Mr. Hen may be deemed to be the indirect beneficial owner of the shares held by WP VIII because of his affiliation with the Warburg Pincus Entities. Mr. Hen disclaims beneficial ownership of the shares held by WP VIII except to the extent of his pecuniary interest therein.

(15) Includes 22,624,430 shares held by WP VIII and 13,333 shares issuable upon exercise of options held by Mr. Leff exercisable within 60 days of March 15, 2007. Mr. Leff may be deemed to be the indirect beneficial owner of the shares held by WP VIII because of his affiliation with the Warburg Pincus Entities. Mr. Leff disclaims beneficial ownership of the shares held by WP VIII except to the extent of his pecuniary interest therein.

(16) Includes 8,333 shares issuable upon exercise of options exercisable within 60 days of March 15, 2007.

(17) Includes 119,788 shares issuable upon exercise of options exercisable within 60 days of March 15, 2007.

(18) Includes 2,365,928 shares issuable upon exercise of options held by all executive officers and directors as a group exercisable within 60 days of March 15, 2007. See footnotes (5) through (17).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Executive Compensation

Compensation Discussion and Analysis

This compensation discussion and analysis provides information regarding the compensation program in place for the executive officers named in the Summary Compensation Table on page 38 of this proxy statement (the “named executive officers” or “NEOs”). It includes information regarding the objectives of our compensation program, each element of compensation that we provide, why we choose these elements, how we determine the amount of each component to pay, and our compensation decisions for 2006 and the first quarter of 2007. This compensation discussion and analysis should be read in conjunction with the tables and related discussion beginning on page 38 of this proxy statement.

Introduction

Our executive compensation program is designed to attract, retain and motivate talented executives capable of providing the leadership, vision and execution necessary to achieve our business objectives and create long-term stockholder value. We believe there is a direct correlation between Company performance and leadership talent, and that executive officers with the requisite experience, qualifications and values are essential to our success and the success of our stockholders. We seek to foster a pay-for-performance environment that aligns the interests of our executive officers with the creation of stockholder value. To this end, our executive compensation program is strongly linked to the delivery of long-term returns to our stockholders, the achievement of short- and long-term strategic business objectives, individual performance, and the demonstration of competencies that are aligned with our culture and values.

Executive Compensation Objectives

The fundamental objective of our executive compensation program is to support the creation of long-term stockholder value. We believe our executive officers are critically important to our ability to create stockholder value. The Compensation Committee and the Board believe that it is in the best interests of our Company, our stockholders and our other important non-stockholder constituencies to employ highly-talented business leaders who are able to build, maintain and improve on our Company’s performance. In order to achieve this fundamental objective, we believe that it is most appropriate to focus primarily on each executive’s total compensation opportunity, reviewed annually on a prospective basis, and that a significant portion of each executive officer’s total compensation opportunity should be performance-based, reflecting both upside potential and down-side risk.

Role of our Compensation Committee

The Compensation Committee is responsible for overseeing our compensation policies, plans and programs, and reviewing and determining the salary, bonuses, equity incentives, perquisites, severance arrangements and other related benefits paid to our directors and executive officers. The Compensation Committee also oversees the administration of our employee benefit plans. The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee and the Board periodically review and revise the charter.

The Compensation Committee, with the input of management and its outside advisors, develops our compensation policies, plans and programs by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the biopharmaceutical industry, with a particular focus on companies of comparable sizes and stages of development as our Company. We believe these companies provide us with appropriate benchmarks for our executive compensation program because they have similar organizational structures and tend to compete with us for executives and other employees.

Based on these data, the Compensation Committee has implemented a pay-for-performance compensation program, which ties a substantial portion of executives’ overall compensation, in the form of short- and long-term cash and equity incentives, to the achievement of measurable corporate and individual performance objectives and the creation of stockholder value.

Role of our Executive Committee

The Executive Committee was formed in December 2005 to conduct the search for a successor to Michael E. Hart as our President and Chief Executive Officer. The Executive Committee consisted of Dr. Hoffman, our Chairman of the Board, and Mr. Casey and Mr. Leff, who are also members of the Compensation Committee. The Executive Committee was responsible for identifying, reviewing, evaluating and recommending to the Board candidates to succeed Mr. Hart as President and Chief Executive Officer. The Committee was also responsible for negotiating, evaluating and recommending to the Board the terms of Mr. Hart’s separation agreement with the Company and the compensation and other terms of employment of Mr. Hart’s successor. The Executive Committee dissolved with the appointment of Mr. Berns as our President and Chief Executive Officer effective March 9, 2006.

Role of our Independent Compensation Consultant

The Compensation Committee believes that it is important when making compensation decisions to be informed as to the compensation practices of comparable publicly-held companies. To this end, in June 2005, we engaged the services of Pearl Meyer & Partners (“PM&P”), an independent compensation consulting firm, to conduct a review of the overall structure and competitiveness of our executive compensation program. As part of this review, PM&P compared all elements of total direct compensation (i.e., base salary, annual bonus and long-term incentives) for our executive officers to compensation data compiled from the most recent proxy statements for a comparison group of sixteen companies of comparable sizes and stages of development as Allos, as well as third-party survey data for the broader pharmaceutical and biotechnology market segments. To ensure an accurate basis for making comparisons to the market, PM&P calculated total compensation using each executive officer’s most recent long-term incentive values, as well as by smoothing data on long-term incentives over a three-year period. The comparison group of companies was reviewed and approved in advance by the Compensation Committee, and included:

•Ariad Pharmaceuticals, Inc.	• Myogen, Inc.	• Sirna Therapeutics, Inc.
•AtheroGenics, Inc.	• Onyx Pharmaceuticals, Inc.	• Telik, Inc.
•Genta Incorporated	• Oxigene, Inc.	• Valentis, Inc.
•Introgen Therapeutics, Inc.	• Pain Therapeutics, Inc.	• Vical Incorporated
•Immunomedics, Inc.	• Pharmacyclics, Inc.	• Vion Pharmaceuticals, Inc.
•Maxim Pharmaceuticals, Inc.

PM&P presented its findings, observations and recommendations to the Compensation Committee in September 2005, which the Compensation Committee considered, among other factors, in setting 2006 executive compensation.

Our relationship with PM&P continued in 2006, as we retained them to conduct another review to ensure that our executive compensation program remained competitive, but also was flexible enough to meet our needs as we move to our anticipated next stage of development. The Compensation Committee felt this was important because we have two product candidates in late-stage development, and because the competitive recruiting environment for Messrs. Berns and Caruso, who were hired during 2006 to lead the Company’s future growth efforts, including the potential commercialization of our product candidates, is composed largely of “next-stage” companies that have brought at least one product to market and are generating revenue based on the sale of that product. As part of this review, PM&P compared our executive compensation to two distinct peer groups, both of which were reviewed and approved in advance by the Compensation Committee.

The first peer group was comprised of ten development-stage companies of similar size and scope to Allos, as well as five “next-stage” companies. This peer group was designed to allow PM&P to benchmark compensation practices for a broader spectrum of the competitive markets for executive talent, and included the following companies:

•Ariad Pharmaceuticals, Inc.	• Coley Pharmaceutical, Inc.	• Incyt Corporation
•Array BioPharma Inc.	• CV Therapeutics, Inc.	• Isis Pharmaceuticals, Inc.
•AVI BioPharma, Inc.	• Dendreon Corporation	• Onyx Pharmaceuticals, Inc.
•Biocryst Pharmaceuticals, Inc.	• Geron Corporation	• Pharmion Corporation
•Bioenvision, Inc.	• Keryx Biopharmaceuticals, Inc.	• Seattle Genetics, Inc.

The second peer group was comprised solely of fourteen “next-stage” companies, and was designed to serve as a point of reference for executive compensation practices for our anticipated next stage of development. These companies included:

•Array BioPharma Inc.	• Ligand Pharmaceuticals, Inc.	• OSI Pharmaceuticals, Inc.
•BioMarin Pharmaceuticals Inc.	• Medarex, Inc.	• Pharmion Corporation
•ICOS Corporation	• MGI Pharma, Inc.	• Regeneron Pharmaceuticals, Inc.
•Idenix Pharmaceuticals, Inc.	• Nabi Biopharmaceuticals	• Zymogenetics, Inc.
•Isis Pharmaceuticals, Inc.	• Onyx Pharmaceuticals, Inc.

PM&P presented its findings, observations and recommendations to the Compensation Committee over the course of two meetings in September and December 2006, which the Compensation Committee considered, among other factors, in setting 2007 executive compensation.

The Compensation Committee realizes that benchmarking our executive compensation program against compensation earned at comparable companies may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to Allos. However, the Compensation Committee generally believes that gathering this information is an important part of its decision-making process with respect to our executive compensation program. In addition to the compensation benchmarking and survey data provided by PM&P, the Compensation Committee has historically taken into account input from other sources, including input from other members of the Board of Directors and commercially available survey data relating to compensation practices for the pharmaceutical and biotechnology industry.

Elements of Executive Compensation Program

Our executive compensation program consists of the following key components:

•       Base salary;

•       Performance-based cash bonuses;

•       Long-term equity incentives; and

•       Severance and change-in-control benefits.

The Compensation Committee believes that these four components are the most effective combination in motivating and retaining talented executive officers at this stage in our development. The

Compensation Committee does not have any specific targets for the percentage of compensation represented by each component, although a significant percentage of total compensation is allocated to long-term equity incentives as a result of the compensation philosophy discussed above. As a general matter, subject only to limited exceptions relating to the relocation of executive officers, we do not provide perquisites or benefits for our named executive officers on a basis that is different from other eligible employees.

Base Salary

Base salary represents the only fixed component of our executive compensation program. We use base salary to compensate executives for services rendered during the fiscal year, and to ensure that we remain competitive in attracting and retaining executive talent. Base salaries are generally set within a range of salaries paid to industry peers with comparable qualifications, experience, responsibilities and performance at similar companies.

For newly hired executives, the Compensation Committee (or the Executive Committee in the case of Mr. Berns) determines base salary on a case-by-case basis using the factors described on page 13 of this proxy statement under the heading “Setting Executive Compensation for Newly Hired Executives.”

For continuing executives, the Compensation Committee reviews base salaries annually as part of our performance review and appraisal process. Base salary increases, if any, are based primarily on each executive’s job performance for the prior year, as well as a review of competitive market data, the executive’s compensation relative to other executive officers, and the importance of the executive’s continued service with the Company. Annual salary adjustments are effective March 1 of each year. The Compensation Committee may also review an executive’s base salary from time to time upon a promotion or other change in job responsibility that occurs outside of our annual performance review and appraisal process.

Performance-Based Cash Bonuses

Our performance-based cash bonus program is designed to promote the interests of the Company and its stockholders by providing executive officers with the opportunity to earn annual cash bonuses based upon the achievement of pre-specified corporate and individual performance objectives, and to assist the Company in attracting and retaining executive talent.

At the beginning of each year, we establish annual performance objectives for the corporation as a whole and for each executive officer (other than our Chief Executive Officer, whose bonus is tied entirely to the achievement of corporate objectives). Because we are a development stage company, the corporate objectives generally target the achievement of specific research, development, clinical and operational milestones that are considered to be critical to the achievement of our long-term strategic goals. The individual objectives focus on contributions which are consistent with and support the corporate objectives or are otherwise intended to contribute to the success of the Company. The annual corporate and individual performance objectives are proposed by management and reviewed and approved by the Compensation Committee, typically during the first quarter of the year. At this time, the Compensation Committee also approves each executive officer’s bonus target for the year based on its analysis of relevant market data, and determines the relative weighting of each executive’s bonus between corporate and individual objectives.

The Compensation Committee typically performs an interim assessment of the annual performance objectives in the middle of each year to review corporate and individual progress, and may, on occasion, make certain adjustments to the objectives that the committee deems appropriate based on changing circumstances. After the end of each year, the Chief Executive Officer evaluates the degree of achievement of the corporate and individual performance objectives, and submits his bonus recommendations to the

Compensation Committee, which determines the final bonus amount, if any, for each executive officer. Beginning in 2007, the Company must generally achieve at least 75% of its weighed corporate objectives for the year in order for any bonuses to be paid, although the Compensation Committee may determine to grant a bonus even though certain corporate or individual performance objectives are not met. If the Compensation Committee determines that corporate or individual performance for the year exceeded objectives or was excellent in view of prevailing conditions, the Compensation Committee may approve corporate or individual performance multipliers, as the case may be, up to 150%. The Compensation Committee also retains the authority, in its discretion, to identify any unplanned achievements that have been accomplished and to approve adjustments to an executive officer’s bonus award. Bonuses are generally paid in March of each year for services rendered during the prior fiscal year.

Long-Term Equity Incentives

Our long-term equity incentive program is designed to align the interests of our executive officers with those of our stockholders by creating an incentive for our executive officers to maximize long-term stockholder value. The equity compensation program is also designed to encourage our executive officers to remain employed with us despite a very competitive labor market.

Historically, we have granted stock options and, more recently, shares of restricted stock to newly-hired executive officers on their first day of employment with us. We have also granted stock options to continuing executive officers once a year as part of our annual performance review and appraisal process. The annual stock options are granted as a reward for past individual and corporate performance and as an incentive for future performance. All stock options are granted with a ten year term and an exercise price equal to 100% of the fair market value of our common stock on the date of grant. The stock options generally vest over a four year period, with 25% of the options vesting one year after the date of grant, and the remaining 75% of the options vesting in equal monthly installments thereafter over the next three years, subject to the executive’s continued employment with the Company through such vesting dates. The shares of restricted stock vest in equal installments on each of the first four anniversaries of the date of grant, subject to the executive’s continued employment with us through such vesting dates.

The Compensation Committee approves all equity grants to our executive officers. The Compensation Committee approves new-hire equity grants at regularly scheduled meetings or by unanimous written consent. The Compensation Committee approves annual equity grants at its February meeting, the date of which is generally set approximately one year in advance. The Compensation Committee selected the February meeting as the date to approve annual equity grants because it coincides with the Compensation Committee’s review of prior year Company and individual performance and the approval of other executive compensation decisions (e.g., base salary increases and bonus determinations). Grants approved during scheduled meetings become effective and are priced as of the date of approval or a predetermined future date (for example, new hire grants are effective as of the later of the date of approval or the newly-hired executive’s start date). Grants approved by unanimous written consent become effective and are priced as of the date the last signature is obtained or as of predetermined future date. All stock option grants have a per share exercise price equal to the fair market value of our common stock on the date of grant. The Compensation Committee has not granted, nor does it intend to grant, equity compensation awards to executive officers in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative clinical trial result. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Also, because equity compensation awards typically vest over a four-year period (with a one-year “cliff”), the value to recipients of any immediate increase in the price of our common stock following a grant will be attenuated.

The Compensation Committee determines the number of stock options and/or shares of restricted stock to award to a newly-hired executive officer using the factors described on page 13 of this proxy statement under the heading “Setting Executive Compensation for Newly Hired Executives.”  The Compensation Committee determines the number of stock options to be awarded to continuing executives based on a variety of factors, including its review of competitive market data, its assessment of each executive officer’s individual performance and expected future contribution, a review of each executive’s existing equity incentive awards, and the importance of the executive’s continued service with the Company.

Severance and Change of Control Benefits

We enter into employment agreements with our executives in select cases, generally when it is necessary to secure the services of a newly hired executive. We have entered into employment agreements with each of Messrs. Berns, Caruso and Graboyes, as well as certain other officers, in connection with their commencement of employment with the Company. These agreements provide for severance compensation to be paid if the officers are terminated under certain conditions, such as in connection with a change of control of the Company or a termination without cause by us, each as defined in the agreements. In addition, Mr. Berns’ agreement provides that if it is determined that any payment or distribution by the Company to Mr. Berns would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Berns will be entitled to receive an additional payment or “gross up” to offset the economic impact of such excise tax. The terms of such employment agreements, including the severance compensation payable thereunder, are described in more detail under the headings “Employment, Severance and Change of Control Agreements” and “Potential Payments upon Termination or Change-in-Control” beginning on pages 43 and 50, respectively, of this proxy statement.

In our experience, post-termination protection for executive officers is common among our peer group, and the Compensation Committee believes that providing this protection is essential to our ability to attract and retain talented executives capable of providing the leadership, vision and execution necessary to achieve our business objectives. In addition, the employment agreements and the related post-termination compensation provisions are designed to meet the following objectives:

•       Change of Control: As part of our normal course of business, we engage in discussions with other pharmaceutical companies about possible collaborations, licensing and/or other ways in which the companies may work together to further our respective long-term objectives. In addition, many larger established pharmaceutical companies consider companies at similar stages of development to ours as potential acquisition targets. In certain scenarios, the potential for a merger or being acquired may be in the best interests of our stockholders. We provide post-termination compensation if an officer is terminated as a result of a change of control transaction to promote the ability of our officers to act in the best interests of our stockholders even though they could be terminated as a result of the transaction.

•       Termination Without Cause: If we terminate the employment of an officer “without cause” or the officer resigns for “good reason”, each as defined in the applicable agreement, we are obligated to pay the officers certain severance benefits under their employment agreements. We believe this is appropriate because the terminated officer is bound by confidentiality and non-competition provisions covering one year after termination and because we and the officer have a mutually agreed-to severance package that is in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders’ best interest.

We have also adopted a broad-based Severance Benefit Plan and related Change in Control Severance Benefit Schedule that provides for severance compensation to all officers and employees of the Company with whom we do not have employment agreements in the event such individuals are terminated in connection with a change in control. The Severance Benefit Plan and related Change in Control

Severance Benefit Schedule is designed to meet the same objectives discussed above with respect to the change in control protection provided to Messrs. Berns, Caruso and Graboyes under their employment agreements with the Company. The Severance Benefit Plan and related Change in Control Severance Benefit Schedule is described in more detail on page 49 of this proxy statement under the heading “Severance and Change in Control Arrangements.”

In addition, our equity incentive plans have provisions regarding vesting following a change-in-control, as defined in those plans.

Perquisites

We currently provide perquisites and other personal benefits to executive officers on an exception-only basis, and they are generally limited to executive relocation assistance and temporary commuting and living expenses.  The Compensation Committee believes these perquisites are reasonable and consistent with our overall compensation philosophy, because they better enable the Company to attract and retain talented executives for key positions.  The Compensation Committee periodically reviews the cost and prevalence of executive perquisite programs among the Company’s peer group to ensure that the Company’s programs are in line with competitive practices and are warranted, based upon the business needs and contributions of the executive team.

Employee Stock Purchase Plan

We have an Employee Stock Purchase Plan, or ESPP, in which all eligible employees, including our executive officers, may elect to participate. Under the ESPP, eligible employees can choose to have up to 10% of their annual base earnings withheld to purchase shares of our common stock during each offering period. The purchase price of the common stock is 85% percent of the lower of the fair market value of a share of common stock on the first day of the offering, which may last up to twenty-seven months, or the fair market value of a share of common stock on the last day of the purchase period.

Indemnification Agreements

We enter into indemnification agreements with each of our directors and executive officers. These indemnification agreements provide, among other things, that we will indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by any such person in any action or proceeding by reason of their position as a director, officer, employee, agent or fiduciary of the Company, any subsidiary of the Company or any other company or enterprise to which such executive officer or director serves at the Company’s request. We believe that indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Other Benefits

We maintain health, dental and vision insurance plans for the benefit of all eligible employees, including our executive officers. Each of these benefit plans requires the employee to pay a portion of the premium, and we pay the remainder of the premiums. These benefits are offered on the same basis to all employees. We also maintain a 401(k) retirement savings plan that is available to all eligible employees. For fiscal 2006, we matched 50% of each employee’s contribution up to a maximum of $2,000 per year. For fiscal 2007, we increased the Company’s match to a minimum of $5,000 per year. Executives are eligible to participate in the 401(k) plan up to ERISA limits. No supplementary participation is available to the executives. Life, accidental death and dismemberment, short and long-term disability insurance coverage, and wellness programs are also offered to all eligible employees and premiums are paid in full by the Company. Other voluntary benefits, such as supplemental long-term disability insurance coverage, are also made available and paid for by the employees. The above benefits are available to our executive officers on the same basis as all other eligible employees.

2006 and 2007 Executive Compensation Determinations

The key compensation determinations for Mr. Berns and the other named executive officers during 2006 and 2007 were as follows:

Paul L. Berns—President and Chief Executive Officer

Mr. Berns was hired as our President and Chief Executive Officer effective March 9, 2006. As described above, the Executive Committee was responsible for negotiating, evaluating and recommending to the Board the terms of Mr. Berns’ employment. The Executive Committee determined the compensation package for Mr. Berns by evaluating the factors described on page 13 of this proxy statement under the heading “Setting Executive Compensation for Newly Hired Executives.”

Mr. Berns’ compensation for 2006 was based on the terms of his employment agreement with the Company, which is described in more detail on page 43 of this proxy statement under the heading “Employment, Severance and Change of Control Agreements.”  Under the employment agreement, Mr. Berns’ annualized 2006 base salary was set at $450,000, and he was guaranteed a cash bonus equal to $225,000, pro rated based on the number of days employed by the Company in 2006. Mr. Berns’ 2006 cash bonus, which amounted to $184,900, was paid on March 9, 2007, which is the same date 2006 bonuses were paid to all other executive officers and employees.

On March 9, 2006, Mr. Berns’ first day of employment with us, we awarded him a stock option to purchase 700,000 shares of common stock at an exercise price of $3.14 per share, the fair market value of our common stock on the date of grant, pursuant to the terms of his employment agreement. As with all grants of stock options to executive officers during 2006, the options have a ten year term, and vest over a four-year period, with 25% of the options vesting on the first anniversary of the date of grant, and the remaining 75% of the options vesting in equal monthly installments thereafter over the next three years, subject to Mr. Berns’ continued employment with the Company through such vesting dates. Also on March 9, 2006, we awarded Mr. Berns 300,000 shares of restricted stock pursuant to the terms of his employment agreement. As with all grants of restricted stock to newly-hired executives, Mr. Berns’ restricted stock vests over a four-year period, with 25% of the restricted stock vesting on each of the first four anniversaries of the date of grant, subject to Mr. Berns’ continued employment with the Company through such vesting dates. Pursuant to the terms of his employment agreement, we also reimbursed Mr. Berns an aggregate of $106,400 for various relocation expenses (consisting primarily of commuting and temporary living expenses incurred while traveling to Colorado for work), and all taxes associated with such reimbursements.

In setting Mr. Berns’ 2007 compensation, the Compensation Committee evaluated the same factors used for establishing the 2007 compensation of executive officers generally, as well as our 2006 operating performance, and the performance of our common stock. In addition, the Compensation Committee considered the status of Mr. Berns as our most senior officer, a review of the compensation for chief executive officers of comparable companies, and the important role he performed in achieving overall corporate objectives. No particular weighting was assigned to any factor, although the Compensation Committee weighted our receipt of a special protocol assessment from the U.S. Food and Drug Administration on the design of our pivotal Phase 2 PROPEL trial of PDX in patients with relapsed or refractory peripheral T-cell lymphoma, the completion of various objectives relating to our preparation for the potential commercial launch of EFAPROXYN, and the completion of various objectives relating to our 5-year strategic planning initiative more heavily in setting his 2007 compensation.

For 2007, Mr. Berns’ base salary was set at $477,000, or a 6% increase from his 2006 base salary. Mr. Berns’ 2007 bonus target was set at 50% of base salary, weighted 100% to the achievement of corporate objectives. In February 2007, Mr. Berns was awarded a stock option to purchase 275,000 shares of common stock at an exercise price of $7.47 per share, the fair market value of our common stock on the date of grant. As with all grants of stock options to executive officers during the first quarter of 2007, the options have a ten year term, and vest over a four-year period, with 25% of the options vesting on the first anniversary of the date of grant, and the remaining 75% of the options vesting in equal monthly installments thereafter over the next three years, subject to Mr. Berns’ continued employment with the Company through such vesting dates. As was the case for all named executive officers, the 2007 option grant was awarded both as a reward for 2006 individual and corporate performance and as an incentive for future performance. Under the terms of his employment agreement, Mr. Berns will continue to be reimbursed through June 30, 2007 for his commuting and temporary living expenses incurred while traveling to Colorado for work, as well as for customary closing costs related to the purchase of a new residence in Colorado, customary moving expenses, and any taxes associated with such reimbursements.

Mr. Berns does not receive separate compensation for serving as a member of the Board.

James V. Caruso—Executive Vice President, Chief Commercial Officer

Mr. Caruso was hired as our Executive Vice President, Chief Commercial Officer effective June 5, 2006. The Compensation Committee determined the compensation package for Mr. Caruso by evaluating the factors described on page 13 of this proxy statement under the heading “Setting Executive Compensation for Newly Hired Executives.”

Mr. Caruso’s compensation for 2006 was largely based on the terms of his employment agreement with the Company, which is described in more detail on page 45 of this proxy statement under the heading “Employment, Severance and Change of Control Agreements.”  Under the employment agreement, Mr. Caruso’s 2006 base salary was set at $365,000, and he was eligible for a cash bonus, based entirely upon the achievement of corporate goals, equal to 35% of his actual base salary earned. For 2006, the Compensation Committee approved a corporate bonus percentage of 100% of target based on our achievement of pre-specified clinical, regulatory and operational milestones, including our receipt of a special protocol assessment from the U.S. Food and Drug Administration on the design of our pivotal Phase 2 PROPEL trial of PDX in patients with relapsed or refractory peripheral T-cell lymphoma, the completion of various objectives relating to our preparation for the potential commercial launch of EFAPROXYN, and the completion of various objectives relating to our 5-year strategic planning initiative. As a result, Mr. Caruso was awarded a cash bonus of $73,700 (which was determined and paid in 2007), or 100% of his target bonus.

On June 5, 2006, Mr. Caruso’s first day of employment with us, we awarded him a stock option to purchase 350,000 shares of common stock at an exercise price of $3.13 per share, the fair market value of our common stock on the date of grant, pursuant to the terms of his employment agreement. Also on June 5, 2006, we awarded Mr. Caruso 110,000 shares of restricted stock pursuant to the terms of his employment agreement. Under the employment agreement, we also reimbursed Mr. Caruso an aggregate of $93,700 for various relocation expenses (consisting primarily of commuting and temporary living expenses incurred while traveling to Colorado for work), and a portion of Mr. Caruso’s taxes associated with such reimbursements.

For 2007, Mr. Caruso’s base salary was set at $379,600, or a 4% increase from his 2006 base salary. Mr. Caruso’s 2007 bonus target was set at 35% of base salary, weighted 60% to the achievement of corporate objectives and 40% to the achievement of individual objectives. In February 2007, Mr. Caruso was awarded a stock option to purchase 150,000 shares of common stock at an exercise price of $7.47 per share, the fair market value of our common stock on the date of grant.

David C. Clark—Vice President, Finance, Treasurer and Assistant Secretary

For fiscal 2006, Mr. Clark’s base salary was set at $151,000, or an approximately 12% increase from his prior year’s base salary of $135,000. This included a 4% merit increase and $10,000 market adjustment based on the Compensation Committee’s review of competitive market data. Mr. Clark’s 2006 bonus target was set at 20% of base salary, weighted 50% to the achievement of corporate objectives and 50% to the achievement of individual objectives. For 2006, Mr. Clark was awarded a cash bonus of $33,600 (which was determined and paid in 2007), or 100% of his target bonus, which reflected a corporate bonus component of 100% of target and an individual bonus component of 100% of target. In February 2006, Mr. Clark was awarded a stock option to purchase 40,000 shares of common stock at an exercise price of $2.70 per share, the fair market value of our common stock on the date of grant.

In March 2006, Mr. Clark was appointed as the Company’s Principal Financial Officer as a result of Mr. Hart’s resignation as our President, Chief Executive Officer and Chief Financial Officer. In May 2006, in recognition of Mr. Clark’s increased role and responsibilities as Principal Financial Officer, the Compensation Committee increased Mr. Clark’s base salary from $151,000 to $175,000 and awarded Mr. Clark a one-time promotional grant of 27,000 stock options at an exercise price of $2.93 per share, the fair market value of our common stock on the date of grant.

For 2007, Mr. Clark’s base salary was set at $185,500, or a 6% increase from his 2006 base salary. Mr. Clark’s 2007 bonus target was set at 25% of base salary, weighted 60% to the achievement of corporate objectives and 40% to the achievement of individual objectives. In February 2007, Mr. Clark was awarded a stock option to purchase 50,000 shares of common stock at an exercise price of $7.47 per share, the fair market value of our common stock on the date of grant.

David A. DeLong—Former Vice President, Marketing and Sales

For fiscal 2006, Mr. DeLong’s base salary was set at $263,000, or an approximately 4.25% increase from his prior year’s base salary of $252,300. Mr. DeLong’s 2006 bonus target was set at 25% of base salary, weighted 75% to the achievement of corporate objectives and 25% to the achievement of individual objectives. For 2006, Mr. DeLong was awarded a cash bonus of $59,200 (which was determined and paid in 2007), or approximately 91% of his target bonus, which reflected a corporate bonus component of 100% of target and an individual bonus component of 62.5% of target. In February 2006, Mr. DeLong was awarded a stock option to purchase 100,000 shares of common stock at an exercise price of $2.70 per share, the fair market value of our common stock on the date of grant.

Effective February 16, 2007, we entered into a separation agreement with Mr. DeLong pursuant to which his employment as our Vice President, Marketing and Sales was terminated. Pursuant to the separation agreement and in consideration for Mr. DeLong’s execution of a full general release of claims against the Company, we paid Mr. Delong his 2006 cash bonus in the amount $59,200 and will pay him an additional one-time lump sum payment in the amount of $131,500 on August 17, 2007. We will also reimburse Mr. DeLong for the cost of his COBRA continuation coverage until the earlier of August 16, 2007 or the date on which he becomes eligible to receive comparable health insurance coverage from a new employer. Mr. DeLong’s separation agreement is described in more detail on page 46 of this proxy statement under the heading “Employment, Severance and Change of Control Agreements.”

Marc H. Graboyes—Vice President, General Counsel and Secretary

For fiscal 2006, Mr. Graboyes’ base salary was set at $236,500, or an approximately 14.25% increase from his prior year’s base salary of $207,000. This included a 7% merit increase and $15,000 market adjustment based on the Compensation Committee’s review of competitive market data. Mr. Graboyes’ 2006 bonus target was set at 25% of base salary, weighted 75% to the achievement of corporate objectives and 25% to the achievement of individual objectives. For 2006, Mr. Graboyes was awarded a cash bonus of

$76,600 (which was determined and paid in 2007), or 132% of his target bonus, which reflected a corporate bonus component of 100% of target, an individual bonus component of 125% of target, and a $15,000 discretionary bonus awarded in recognition of certain additional achievements during 2006. In February 2006, Mr. Graboyes was awarded a stock option to purchase 100,000 shares of common stock at an exercise price of $2.70 per share, the fair market value of our common stock on the date of grant.

For 2007, Mr. Graboyes’ base salary was set at $255,500, or an 8% increase from his 2006 base salary. Mr. Graboyes’ 2007 bonus target was set at 25% of base salary, weighted 60% to the achievement of corporate objectives and 40% to the achievement of individual objectives. In February 2007, Mr. Graboyes was awarded a stock option to purchase 75,000 shares of common stock at an exercise price of $7.47 per share, the fair market value of our common stock on the date of grant.

Michael E. Saunders, M.D.—Vice President, Clinical Development

For fiscal 2006, Dr. Saunders’ base salary was set at $267,400, or an approximately 12% increase from his prior year’s base salary of $239,000. This included a 5.5% merit increase and $15,000 market adjustment based on the Compensation Committee’s review of competitive market data. Dr. Saunders’ 2006 bonus target was set at 25% of base salary, weighted 75% to the achievement of corporate objectives and 25% to the achievement of individual objectives. For 2006, Dr. Saunders was awarded a cash bonus of $62,500 (which was determined and paid in 2007), or approximately 95% of his target bonus, which reflected a corporate bonus component of 100% of target and an individual bonus component of 80% of target. In February 2006, Dr. Saunders was awarded a stock option to purchase 100,000 shares of common stock at an exercise price of $2.70 per share, the fair market value of our common stock on the date of grant.

For 2007, Dr. Saunders’ base salary was set at $278,000, or an approximately 4% increase from his 2006 base salary. Dr. Saunders’ 2007 bonus target was set at 25% of base salary, weighted 60% to the achievement of corporate objectives and 40% to the achievement of individual objectives. In February 2007, Dr. Saunders was awarded a stock option to purchase 60,000 shares of common stock at an exercise price of $7.47 per share, the fair market value of our common stock on the date of grant.

2006 Separation Agreement with Mr. Hart

On March 3, 2006, the Executive Committee recommended and the Board approved a separation agreement with Mr. Hart, pursuant to which he agreed to resign from his positions as President, Chief Executive Officer and Chief Financial Officer of the Company upon the appointment of a new President and Chief Executive Officer. Consistent with this agreement, Mr. Hart resigned from his positions effective March 9, 2006 in connection with Mr. Berns’ appointment as the Company’s President and Chief Executive Officer.

The terms of Mr. Hart’s separation agreement are described on page 47 of this proxy statement under the heading “Employment, Severance and Change in Control Agreements.”  The Executive Committee and the Board believed that the compensation and benefits included in Mr. Hart’s separation agreement were appropriate to provide incentives for Mr. Hart’s continued employment with the Company while the Executive Committee conducted its search for his successor, and to secure Mr. Hart’s agreement to assist with an orderly transition to a new Chief Executive Officer. As part of the separation arrangement, Mr. Hart also agreed that for one year following his resignation, he would provide consulting services to the Company and not complete with the Company. For the Company’s protection, Mr. Hart also signed a release of any claims against the Company.

Accounting and Tax Considerations

Effective January 1, 2006, we adopted the fair value recognition provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123R. Under SFAS 123R, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense is not material to our financial position. We structure cash incentive bonus compensation so that it is taxable to our employees at the time it becomes available to them.

Section 162(m) of the Internal Revenue Code of 1986 limits us to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain named executive officers in a taxable year. The exercise of a nonstatutory stock option results in a compensation deduction that is included in this analysis to the extent that the trading price of the stock subject to the option upon exercise exceeds the exercise price of the option. Compensation above $1 million may be deducted under Section 162(m) if it is “performance-based compensation.”  Stock options granted under the 2000 Stock Incentive Compensation Plan are performance-based compensation within the meaning of Section 162(m) and, as such, are fully deductible, as long as our Board of Directors or the committee of our Board of Directors granting such stock options is composed solely of “outside directors”. However, stock options granted under our 2002 Broad Based Equity Incentive Plan and our 2006 Inducement Award Plan are not considered performance-based compensation within the meaning of Section 162(m). Accordingly, our compensation deduction, if any, resulting from the exercise of such options may not be fully deductible, depending on whether the optionee is a named executive officer at the time of exercise and on whether the total non-exempt compensation paid to such optionee exceeds $1 million in the year of such option exercise. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of our company and our stockholders.

Summary Compensation Table

The following table shows for the fiscal year ended December 31, 2006, compensation awarded to or paid to, or earned by, the Company’s Principal Executive Officer, Principal Financial Officer and its three other most highly compensated executive officers at December 31, 2006, the Company’s former Chief Executive Officer who departed from the Company during the fiscal year and a former executive officer who was no longer serving in the capacity of an executive officer at the end of the fiscal year (collectively, the “Named Executive Officers”).

Summary Compensation Table for Fiscal 2006

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)		Total ($)
Paul L. Berns	2006	$366,900	$184,900	(4)	$399,600	$659,900	—		$106,400	(5)	$1,717,700
President and Chief Executive Officer
David C. Clark	2006	$168,100	—		—	$74,300	$33,600	(6)	$2,000	(7)	$278,000
Principal Financial Officer
James V. Caruso	2006	$210,600	—		$102,300	$229,200	$73,700	(8)	$93,700	(9)	$709,500
Executive Vice President, Chief Commercial Officer
Michael E. Saunders	2006	$263,000	—		—	$122,200	$62,500	(10)	$2,000	(7)	$449,700
Vice President, Clinical Development
Marc H. Graboyes	2006	$232,000	$15,000	(11)	—	$125,000	$61,600	(12)	$2,000	(7)	$435,600
Vice President, General Counsel and Secretary
David A. DeLong	2006	$261,400	—		—	$142,100	$59,200	(14)	$2,000	(7)	$464,700
Former Vice President, Sales and Marketing(13)
Michael E. Hart	2006	$68,300	$27,300		—	$107,100	—		$625,900	(16)	$828,700
Former President and Chief Executive Officer(15)

(1)             The amounts shown in this column constitute restricted stock granted under the Company’s equity incentive plans, except for the restricted stock granted to Mr. Berns, which was granted outside of the Company’s equity incentive plans. The amounts are valued based on the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year (without any assumptions for forfeitures) in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (which we refer to as SFAS 123R). See Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. For further information on these awards, see the Grants of Plan-Based Awards table beginning on page 40 of this proxy statement.

(2)             The amounts shown in this column constitute options granted under the Company’s equity incentive plans. The amounts are valued based on the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year (without any assumptions for forfeitures) in accordance with SFAS 123R. See Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. For further information on these awards, see the Grants of Plan-Based Awards table beginning on page 40 of this proxy statement.

(3)             As described above under “Compensation Discussion and Analysis”, each of the Named Executive Officers, other than Mr. Berns and Mr. Hart were eligible for cash payments based upon their achievement of certain corporate and individual goals established for 2006 under the Company’s performance-based cash bonus program. All amounts reflected under non-equity plan compensation were earned in 2006 but paid in 2007.

(4)             Pursuant to Mr. Berns’ employment agreement for 2006, Mr. Berns was guaranteed a bonus of $225,000, pro rated based on the number of days Mr. Berns was employed by the Company in 2006. Mr. Berns’ employment agreement is described in more detail on page 43 of this proxy statement under the heading “Employment, Severance and Change of Control Agreements.”

(5)             Other Compensation for Mr. Berns consists of the following: (i) executive relocation expenses totaling $72,000, which total includes temporary living expenses of $40,400, travel between home and office, car rental costs and house-hunting costs, (ii) $32,500 in tax reimbursement in connection with the relocation expenses described in (i) above, and (iii) $2,000 Company contribution under the Company’s 401(k) plan.

(6)             Mr. Clark’s 2006 bonus target was set at 20% of his 2006 base salary and weighted 50% to the achievement of corporate objectives and 50% to the achievement of individual objectives. Amount awarded reflects 100% of the target bonus, reflecting a corporate bonus component of 100% of target and an individual bonus component of 100% of target.

(7)             Amount reflects Company contribution under the Company’s 401(k) plan.

(8)             Mr. Caruso’s 2006 bonus target was set at 35% of his 2006 base salary and weighted 100% to the achievement of corporate objectives. Amount awarded reflects 100% of the target bonus, reflecting a corporate bonus component of 100% of target.

(9)             Other Compensation for Mr. Caruso consists of the following: (i) executive relocation expenses totaling $65,000, which total includes temporary living expenses of $28,000, travel between home and office of $33,000 and car rental costs, (ii) $26,700 in tax reimbursement in connection with the relocation expenses described in (i) above, and (iii) $2,000 Company contribution under the Company’s 401(k) plan.

    (10) Dr. Saunders’ 2006 bonus target was set at 25% of his 2006 base salary and weighted 75% to the achievement of corporate objectives and 25% to the achievement of individual objectives. Amount awarded reflects 95% of the target bonus, reflecting a corporate bonus component of 100% of target and an individual bonus component of 80% of target.

    (11) The bonus for Mr. Graboyes represents a discretionary bonus in addition to the amount paid to Mr. Graboyes under the Company’s performance-based cash bonus program. The discretionary bonus was awarded in recognition of certain additional achievements by Mr. Graboyes during 2006.

    (12) Mr. Graboyes’ 2006 bonus target was set at 25% of his 2006 base salary and weighted 75% to the achievement of corporate objectives and 25% to the achievement of individual objectives. Total bonus awarded was $76,600, or 132% of the target bonus, which reflects a corporate bonus component of 100% of target and an individual bonus component of 125% of target and a $15,000 discretionary bonus awarded in recognition of certain achievements during 2006. Given the discretionary nature of the additional $15,000, such amount is reported under the column entitled “Bonus” for Mr. Graboyes and not reflected in Mr. Graboyes’ non-equity incentive plan compensation.

    (13) Effective December 12, 2006, the Board of Directors determined that Mr. DeLong was no longer an executive officer of the Company due to the Company’s new management structure following the appointments of Messrs. Berns and Caruso. In February 2007, the Company entered into a separation agreement with Mr. DeLong pursuant to which he terminated his employment as the Company’s Vice President, Sales and Marketing effective February 16, 2007. Mr. DeLong’s separation agreement is described in more detail on page 46 of this proxy statement under the heading “Employment, Severance and Change of Control Agreements.”

    (14) Mr. DeLong’s 2006 bonus target was set at 25% of his 2006 base salary and weighted 75% to the achievement of corporate objectives and 25% to the achievement of individual objectives. Amount awarded reflects 91% of the target bonus, reflecting a corporate bonus component of 100% of target and an individual bonus component of 62.5% of target.

    (15) On March 3, 2006, the Company entered into a separation agreement with Mr. Hart pursuant to which he agreed to resign from his position as President, Chief Executive Officer and Chief Financial Officer of the Company effective on the first day of employment of a new Chief Executive Officer. Consistent with this agreement, Mr. Hart resigned effective March 9, 2006. Mr. Hart’s separation agreement is described in more detail on page 47 of this proxy statement under the heading “Employment, Severance and Change of Control Agreements.”

    (16) Other Compensation for Mr. Hart included (i) amounts due under Mr. Hart’s separation agreement of $617,500, including severance of $543,800, COBRA payments of $25,600, disability and life insurance premiums, third party outplacement and legal services and employer fica, (ii) $6,400 in tax reimbursement in connection with disability and life insurance premiums described in (i) above and (iii) $2,000 Company contribution under the Company’s 401(k) plan.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2006, certain information regarding grants of plan-based awards to the Named Executive Officers:

Grants of Plan-Based Awards in Fiscal 2006

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Paul L. Berns	3/9/2006								700,000	$3.14	$1,376,800
	3/9/2006							300,000			942,000
David C. Clark	2/6/2006	—	$33,600	$50,400
	2/10/2006								40,000	2.70	56,100
	5/9/2006								27,000	2.93	41,200
James V. Caruso	6/5/2006	—	$73,700	$110,600
	6/5/2006								350,000	3.13	678,200
	6/5/2006							110,000			344,300
Michael E. Saunders, M.D.	2/6/2006	—	$65,800	$98,600
	2/10/2006								100,000	2.70	140,400
Marc H. Graboyes	2/6/2006	—	$58,000	$87,000
	2/10/2006								100,000	2.70	140,400
David A. DeLong	2/6/2006	—	$65,400	$98,000
	2/10/2006								100,000	2.70	140,400
Michael E. Hart	3/3/2006								50,000	3.55	81,600

(1)             All of the non-equity incentive plan awards were granted under the Company’s performance-based cash bonus program, as more fully described in the Compensation Discussion and Analysis above. Therefore, the relevant bonus awards have already been earned as of the end of the fiscal year, and actual earned amounts as finally determined under the plan are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” The estimated possible payouts based on the parameters applied at the time of establishing the plan in early 2006 are calculated as follows:

Named Executive Officer	Position	Target Award Multiplier	Base Salary*	Target	Maximum at 150% of Target
David C. Clark	Principal Financial Officer	20%	$168,100	$33,600	$50,400
James V. Caruso	Chief Commercial Officer	35%	$210,600	$73,700	$110,600
Michael E. Saunders	Vice President, Clinical Development	25%	$263,000	$65,800	$98,600
Marc H. Graboyes	Vice President, General Counsel	25%	$232,000	$58,000	$87,000
David A. DeLong	Former Vice President, Sales & Marketing	25%	$261,400	$65,400	$98,000

*                     Base salary for Mr. Clark represents full salary paid during 2006 due to increase in salary in March 2006 as a result of appointment as Principal Financial Officer. Base salary for Mr. Caruso reflects pro rata portion of Mr. Caruso’s base salary of $365,000 paid to Mr. Caruso in 2006.

Outstanding Equity Awards at Fiscal Year End.

The following table shows for the fiscal year ended December 31, 2006, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

Outstanding Equity Awards At December 31, 2006

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Paul L. Berns	—	700,000	3.14	3/9/2016	(1)	300,000	(2)	1,755,000	(3)
David C. Clark	13,333	6,667	4.50	4/19/2014	(1)
	10,000	—	2.28	9/8/2014	(4)
	6,562	8,438	2.46	3/4/2015	(1)
	—	40,000	2.70	2/10/2016	(1)
	—	27,000	2.93	5/9/2016	(1)
James V. Caruso	—	350,000	3.13	6/5/2016	(1)	110,000	(2)	643,500	(3)
Marc H. Graboyes	43,332	36,668	2.00	10/11/2014	(1)
	8,749	11,251	2.46	3/4/2015	(1)
	—	100,000	2.70	2/10/2016	(1)
Michael E. Saunders, M.D.	38,999	13,001	2.99	12/15/2013	(1)
	30,208	19,792	1.90	7/21/2014	(1)
	8,749	11,251	2.46	3/4/2015	(1)
	—	100,000	2.70	2/10/2016	(1)
David A. DeLong	100,000	—	8.69	5/16/2007	(1)(9)
	10,312	688	4.75	5/16/2007	(1)(9)
	30,000	—	3.20	5/16/2007	(5)(9)
	12,088	5,496	5.44	5/16/2007	(1)(9)
	46,874	28,126	2.82	5/16/2007	(1)(9)
	8,749	11,251	2.46	5/16/2007	(1)(9)
	—	100,000	2.70	5/16/2007	(1)(9)
Michael E. Hart	28,500	—	6.38	3/31/2008	(1)(10)
	9,500	—	4.50	3/31/2008	(1)(10)
	100,000	—	5.74	3/31/2008	(1)(10)
	250,000	—	5.14	3/31/2008	(1)(10)
	53,853	1,147	7.08	3/31/2008	(6)(10)
	70,000	—	3.20	3/31/2008	(5)(10)
	29,166	10,834	3.77	3/31/2008	(1)(10)
	12,499	7,501	2.29	3/31/2008	(7)(10)
	12,499	7,501	2.29	3/31/2008	(1)(10)
	18,333	21,667	2.37	3/31/2008	(1)(10)
	50,000	—	3.55	3/30/2008	(8)(10)

(1)          Option awards vest over a four year period with 25% of such options vesting one year after the date of grant and the remaining 75% of such options vesting in equal monthly installments over the next thirty-six months, subject to the grantee’s continued employment with the Company through such vesting dates.

(2)          Stock awards vest over a four year period, with 25% of the stock award vesting on each of the first four anniversaries of the date of grant, subject to the recipient’s continued employment with the Company through such vesting dates.

(3)          Market value based upon $5.85 per share, the closing market price of the Company’s common stock on December 29, 2006, the last business day of the 2006 fiscal year.

(4)          Option awards vest 25% at the completion of the first six months of service following the date of grant and 1/24th of the total grant per month thereafter such that full vesting occurs over two years.

(5)          Option awards vest 1/24th of the total grant at the completion of each full month of service following the date of grant such that full vesting occurs over two years.

(6)          Option awards vest 1/48th of the total grant at completion of each full month of service following the date of grant such that full vesting occurs over four years.

(7)          Option awards vest upon the earlier of (i) NDA approval of EFAPROXYN or (ii) 25% at the completion of the first year of service following the date of grant and 1/48th of the total grant per month thereafter such that full vesting occurs over four years, subject to the grantee’s continued employment with the Company through such vesting dates.

(8)          Option awards vested 100% upon Mr. Hart’s continued employment with the Company through March 9, 2006.

(9)          Pursuant to Mr. DeLong’s separation agreement and the plans governing his stock option grants, his options will remain exercisable until three months following his separation date of February 16, 2007.

(10) Pursuant to Mr. Hart’s separation agreement, his options will remain exercisable until ninety days following the termination of his consulting relationship with the Company. Pursuant to Mr. Hart’s consulting agreement, if the Company consummates a change in control (as defined in the agreement) on or before May 10, 2007 and the surviving or acquiring corporation assumes Mr. Hart’s stock options in accordance with the terms of the Company’s 2000 Stock Incentive Compensation Plan, as amended, or 2002 Broad Based Equity Incentive Plan, as applicable, the period during which Mr. Hart’s then outstanding stock options may be exercised will be extended to the earlier of (a) twelve months after the date of termination of Mr. Hart’s consulting agreement or (b) the last date to which such exercisability may be extended without causing such options to be subject to Section 409A(a)(1) of the Internal Revenue Code of 1986, as amended. Pursuant to Mr. Hart’s consulting agreement, if the Company terminates the agreement without just cause at any time after January 1, 2007, the period during which Mr. Hart’s then outstanding stock options may be exercised will be extended until the earlier of March 30, 2008 or the last date to which such exercisability may be extended without causing such options to be subject to Section 409A(a)(1) of the Internal Revenue Code of 1986, as amended.

Option Exercises And Stock Vested

The following table shows for the fiscal year ended December 31, 2006, certain information regarding option exercises and stock vested during the last fiscal year with respect to the Named Executive Officers:

Option Exercises and Stock Vested in Fiscal 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul L. Berns	—	—	—	—
David C. Clark	—	—	—	—
James V. Caruso	—	—	—	—
Marc H. Graboyes	—	—	—	—
Michael E. Saunders	—	—	—	—
David A. DeLong	—	—	—	—
Michael E. Hart	50,000	131,000	—	—
	139,250	463,700
	33,000	108,600
	5,000	16,300
	13,000	43,400
	20,000	29,600
	42,000	58,800

Retirement Payments and Benefits

None of our Named Executive Officers participate in or have account balances in qualified or non-qualified deferred benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Employment, Severance and Change of Control Agreements

The Company has entered into certain employment, consulting and separation agreements with several of the Named Executive Officers, the material terms of which are summarized below. However, the Company has not entered into formal employment agreements with either Mr. Clark or Dr. Saunders.

Employment Agreement with Mr. Berns

On March 9, 2006, the Company entered into an employment agreement with Mr. Berns in connection with his appointment to serve as the Company’s President and Chief Executive Officer. On December 12, 2006, the Company and Mr. Berns amended and restated the employment agreement to extend the time during which the Company is obligated to reimburse certain commuting and temporary living expenses to June 30, 2007. Pursuant to the amended and restated employment agreement, Mr. Berns earns an annual base salary, which amount may be increased annually at the discretion of the Board. Currently, Mr. Berns earns an annual base salary of $477,000. Mr. Berns is also eligible for an annual discretionary bonus, with a target bonus equal to 50% of his annual base salary, which bonus may be awarded or modified in the sole discretion of the Board of Directors. For 2006, Mr. Berns was guaranteed an annual bonus equal to $225,000, pro rated based on the number of days that Mr. Berns was employed by the Company during 2006.

Pursuant to the employment agreement, on March 9, 2006, the Company granted Mr. Berns options to purchase 700,000 shares of common stock under the Company’s 2000 Stock Incentive Compensation Plan, as amended. Mr. Berns’ options have an exercise price of $3.14 per share, which equals the closing sale price of a share of the Company’s common stock on the date of grant (as reported by the Nasdaq National Market), and are non-qualified options for tax purposes. The options have a ten year term, and vest over a four-year period, with 25% of such options vesting one year after the date of grant, and the remaining 75% of such options vesting in equal monthly installments thereafter over the next three years, subject to Mr. Berns’ continued employment with the Company through such vesting dates.

Also pursuant to the employment agreement, on March 9, 2006, the Company granted Mr. Berns 300,000 shares of restricted stock of the Company (the “Berns Restricted Stock”). The Berns Restricted Stock vests over a four-year period, with 25% of the Berns Restricted Stock vesting on each of the first four anniversaries of the date of grant, subject to Mr. Berns’ continued employment with the Company through such vesting dates.

The amended and restated employment agreement with Mr. Berns provides that the Company will reimburse Mr. Berns for (a) customary closing costs relating to the sale of his current residence and the purchase of a new residence in Colorado, (b) customary moving expenses, (c) customary and reasonable commuting and temporary living expenses through June 30, 2007, and (d) any taxes associated with such reimbursements.

The amended and restated employment agreement with Mr. Berns provides that his employment with the Company is at-will and may be terminated by either Mr. Berns or the Company at any time. However, if the Company terminates Mr. Berns’ employment without just cause or if he resigns for good reason, provided that Mr. Berns executes a general release in favor of the Company, Mr. Berns will be entitled to receive certain payments and other benefits, which are described in more detail under the heading “Potential Payments Upon Termination or Change-in-Control” beginning on page 50 of this proxy statement.

The amended and restated employment agreement with Mr. Berns also provides that if the Company (or any surviving or acquiring corporation) terminates Mr. Berns’ employment without cause or if he resigns for good reason within one month prior to or two years following the effective date of a change in control, provided that Mr. Berns executes a general release in favor of the Company (or any surviving or acquiring corporation), he will be entitled to receive certain payments and other benefits, which are described in more detail under the heading “Potential Payments Upon Termination or Change-in-Control” beginning on page 50 of this proxy statement.

The amended and restated employment agreement also imposes on Mr. Berns certain confidentiality, non-compete and non-solicitation obligations. The non-compete and non-solicit obligations are in effect for the term of his employment and will continue for twelve months after a termination of his employment for any reason. In the event that Mr. Berns violates his confidentiality, non-compete or non-solicitation obligations or the terms of his confidentiality and inventions assignment agreement with the Company, his right to any severance benefits that he would have otherwise been entitled to pursuant to the amended and restated employment agreement will cease on the date of such violation.

Employment Agreement with Mr. Caruso

On June 5, 2006, the Company entered into an employment agreement with Mr. Caruso in connection with his appointment to serve as the Company’s Executive Vice President, Chief Commercial Officer. The employment agreement provides for an annual base salary, which may be adjusted periodically in the sole discretion of the Board of Directors. Currently, Mr. Caruso earns an annual base salary of $379,600. The employment agreement provides that Mr. Caruso is eligible for an annual discretionary bonus for up to 35% of his annual base salary, which bonus may be awarded or modified in the sole discretion of the Board of Directors.

Pursuant to the employment agreement, on June 5, 2006, the Company granted Mr. Caruso options to purchase 350,000 shares of common stock under the Company’s 2006 Inducement Award Plan. Mr. Caruso’s options have an exercise price of $3.13 per share, which equals the closing sale price of a share of the Company’s common stock on the date of grant (as reported by the Nasdaq Global Market), and are non-qualified options for tax purposes. The options have a ten year term, and vest over a four-year period, with 25% of such options vesting one year after the date of grant, and the remaining 75% of such options vesting in equal monthly installments thereafter over the next three years, subject to Mr. Caruso’s continued employment with the Company through such vesting dates.

Also pursuant to the employment agreement, on June 5, 2006, the Company granted Mr. Caruso 110,000 shares of restricted stock of the Company (the “Caruso Restricted Stock”) under the Company’s 2006 Inducement Award Plan. The Caruso Restricted Stock vests over a four-year period, with 25% of the Caruso Restricted Stock vesting on each of the first four anniversaries of the date of grant, subject to Mr. Caruso’s continued employment with the Company through such vesting dates.

The employment agreement with Mr. Caruso provides that the Company will reimburse Mr. Caruso up to a maximum of $150,000 for (a) customary closing costs relating to the sale of his current residence, (b) customary closing costs in connection with the purchase of a new residence in the Boulder or Denver metropolitan area, (c) customary and reasonable moving expenses, and (d) customary and reasonable commuting and temporary living expenses for up to six months following the commencement of his employment with the Company. In addition, the employment agreement provides that the Company will reimburse Mr. Caruso for any taxes associated with such reimbursements. However, in December 2006, the Company agreed that Mr. Caruso would spend the majority of his work time either at his home office in New Jersey or at customer/partner locations and could use his home office in New Jersey as his principal place of business.

The employment agreement provides that Mr. Caruso’s employment with the Company is at-will and may be altered or terminated by either Mr. Caruso or the Company at any time. However, if the Company terminates Mr. Caruso’s employment without just cause or if he resigns for good reason, provided that Mr. Caruso executes a general release in favor of the Company, Mr. Caruso will be entitled to certain payments and other benefits, which are described in more detail under the heading “Potential Payments Upon Termination or Change-in-Control” beginning on page 50 of this proxy statement.

The employment agreement also provides that if the Company terminates Mr. Caruso’s employment without just cause or if he resigns for good reason within one month prior to or thirteen months following the effective date of a change in control, provided that the executive executes a general release in favor of the Company (or any surviving or acquiring corporation), he will be entitled to receive certain payments and other benefits, which are described in more detail under the heading “Potential Payments Upon Termination or Change-in-Control” beginning on page 50 of this proxy statement.

Employment Agreement with Mr. Graboyes

On October 11, 2004, the Company entered into an employment agreement with Mr. Graboyes in connection with his appointment as Vice President, General Counsel. The employment agreement provides for an annual base salary, which may be adjusted periodically in the sole discretion of the Board of Directors. Currently, Mr. Graboyes earns an annual base salary of $255,500. The employment agreement provides that Mr. Graboyes is eligible for an annual discretionary bonus for up to 25% of his annual base salary, which bonus may be awarded or modified in the sole discretion of the Board of Directors.

The employment agreement provides that Mr. Graboyes’ employment with the Company is at-will and may be altered or terminated by either Mr. Graboyes or the Company at any time. However, if the Company terminates Mr. Graboyes’ employment without just cause or if he resigns for good reason, provided that Mr. Graboyes executes a general release in favor of the Company, Mr. Graboyes will be entitled to certain payments and other benefits, which are described in more detail under the heading “Potential Payments Upon Termination or Change-in-Control” beginning on page 50 of this proxy statement.

The employment agreement also provides that if the Company terminates Mr. Graboyes’ employment without just cause or if he resigns for good reason within one month prior to or thirteen months following the effective date of a change in control, provided that the executive executes a general release in favor of the Company (or any surviving or acquiring corporation), he will be entitled to receive certain payments and other benefits, which are described in more detail under the heading “Potential Payments Upon Termination or Change-in-Control” beginning on page 50 of this proxy statement.

Separation Agreement with Mr. DeLong

In February 2007, the Company entered into a separation agreement with Mr. DeLong pursuant to which his employment as Vice President, Marketing and Sales of the Company was terminated effective February 16, 2007 (the “DeLong Separation Date”). Pursuant to the separation agreement, Mr. DeLong signed a general release in favor of the Company and became entitled to receive: (a) a one time lump sum payment of $131,500, (which equals six months of his base salary in effect as of the DeLong Separation Date), to be paid on August 17, 2007, (b) payment of premiums for Mr. DeLong’s group health insurance COBRA continuation coverage for up to six months from the DeLong Separation Date totaling $9,100, (c) payment of his 2006 bonus in the amount of $59,217.87, and (d) payment of any accrued but unused vacation and sick leave totaling $26,800.

The separation agreement imposes on Mr. DeLong certain confidentiality, non-compete and non-solicitation obligations. The non-compete and non-solicit obligations are effective for a period of twelve months following the DeLong Separation Date. In the event that Mr. DeLong violates his confidentiality, non-compete or non-solicitation obligations or the terms of his proprietary information and inventions agreement with the Company, his right to any benefits that he would have otherwise been entitled to pursuant to the separation agreement will cease on the date of such violation.

The Company had previously entered into an employment agreement with Mr. DeLong effective as of August 12, 2002. The employment agreement provided for an annual base salary, which could be adjusted periodically in the sole discretion of the Board of Directors. The employment agreement also provided that Mr. DeLong was eligible for an annual discretionary bonus for up to 25% of his annual base salary, which bonus could be awarded or modified in the sole discretion of the Board of Directors.

The employment agreement provided that Mr. DeLong’s employment with the Company was at-will and could be altered or terminated by either Mr. DeLong or the Company at any time. Upon the Company’s termination of Mr. DeLong’s employment without just cause or upon Mr. DeLong’s resignation for good reason, provided that he executed a general release in favor of the Company, Mr. DeLong would have been entitled to receive certain payments and other benefits, which are described in more detail under the heading “Potential Payments Upon Termination or Change-in-Control” beginning on page 50 of this proxy statement.

The employment agreement also provided that if the Company terminated Mr. DeLong’s employment without just cause or if he resigned for good reason within one month prior to or thirteen months following the effective date of a change in control, provided that he executed a general release in favor of the Company (or any surviving or acquiring corporation), Mr. DeLong would have been entitled to receive certain payments and other benefits, which are described in more detail under the heading “Potential Payments Upon Termination or Change-in-Control” beginning on page 50 of this proxy statement.

Separation Agreement and Consulting Agreement with Mr. Hart

On March 3, 2006, the Company entered into a separation agreement with Mr. Hart pursuant to which he agreed to resign from his positions as President, Chief Executive Officer and Chief Financial Officer of the Company effective on the first day of employment of a new Chief Executive Officer. Consistent with this agreement, Mr. Hart resigned from his positions as President, Chief Executive Officer and Chief Financial Officer of the Company effective March 9, 2006 (the “Separation Date”) in connection with the appointment of Mr. Berns as the Company’s President and Chief Executive Officer. On the Separation Date, in connection Mr. Hart’s resignation, the Company entered into a first amendment to the separation agreement with Mr. Hart pursuant to which the Company agreed to provide Mr. Hart with certain outplacement assistance for up to twelve months with an aggregate cost of up to $20,000. On May 10, 2006, the Company entered into a second amendment to the separation agreement with Mr. Hart pursuant to which the Company rescinded certain payments made under the separation agreement and amended certain terms of the separation agreement in order to comply with certain provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the proposed Treasury Department regulations thereunder concerning payments to “specified employees” upon separation from service and the extension of stock options.

On March 21, 2006, Mr. Hart tendered his resignation as a director effective immediately prior to the 2006 Annual Meeting of Stockholders and notified the Board that he did not intend to stand for reelection. Pursuant to the amended separation agreement and as a result of Mr. Hart’s resignation as a director, the parties agreed that Mr. Hart would provide the Company with up to twenty hours of consulting services per month through December 31, 2007. Pursuant to the amended separation agreement and as result of Mr. Hart’s resignation as a director, on May 10, 2006, the Company entered into a formal consulting agreement with Mr. Hart in order to allow the Company to retain the benefit of Mr. Hart’s historical knowledge regarding the Company’s operations and corporate development strategies.

Pursuant to the separation agreement, Mr. Hart signed a general release in favor of the Company and became entitled to receive, in accordance with the separation agreement and two amendments thereto: (a) an amount equal to $543,800, or eighteen months of his base salary (as in effect on the Separation Date), payable (i) in a lump sum equal to $181,300 paid on September 11, 2006 and (ii) as a continuation of his base salary over the twelve month period beginning with the Company’s next regular payroll date occurring after September 11, 2006, (b) a pro rata portion of his 2006 bonus, as determined in the sole discretion of the Compensation Committee of the Board, payable at the same time 2006 bonuses were paid to the Company’s other executive officers, totaling $27,300 (c) payment of any accrued but unused vacation and sick leave totaling $48,600, (d) reimbursement, on an after tax basis, for the after tax payments related to payment of the premiums on his supplemental disability and term life insurance coverage for a period of twenty-four months following the Separation Date totaling $14,900, which payment for all such reimbursement amounts was made on September 11, 2006, (e) payment of premiums for Mr. Hart’s group health insurance COBRA continuation coverage for up to eighteen months from the Separation Date totaling $27,400, and (f) continued vesting of his stock options granted prior to March 3, 2006 for a period of one year following the Separation Date, which options will remain exercisable until ninety days following the termination of his consulting relationship with the Company, with the exception of those options granted under the 1995 Stock Option Plan, which options were terminated on December 31, 2006.

The separation agreement imposes on Mr. Hart certain confidentiality, non-compete and non-solicitation obligations. The non-compete and non-solicit obligations are effective for a period of twelve months following the Separation Date. In the event that Mr. Hart violates his confidentiality, non-compete or non-solicitation obligations or the terms of his proprietary information and inventions agreement with the Company, his right to any benefits that he would have otherwise been entitled to pursuant to the separation agreement will cease on the date of such violation.

On March 3, 2006, in connection with the execution of the separation agreement, Mr. Hart was granted a nonqualified stock option under the Company’s 2000 Stock Incentive Compensation Plan, as amended, to purchase 50,000 shares of the Company’s common stock at an exercise price equal to $3.55 per share, which equals the closing sale price of a share of the Company’s common stock on the date of grant (as reported by the Nasdaq National Market) (the “New Option”). The New Option fully vested on March 9, 2006, and will remain exercisable until ninety days after the termination of Mr. Hart’s consulting relationship with the Company.

Pursuant to the consulting agreement, Mr. Hart will provide an average of at least ten hours of consulting service per month as and when requested from time to time by the Company. Mr. Hart is not entitled to any compensation or benefits in connection with the performance of his consulting services, except for those payments and benefits being provided to him under the amended separation agreement. The term of the consulting agreement is from May 10, 2006 to December 31, 2007 unless earlier terminated by the Company for just cause (as defined in the agreement). The consulting agreement will also automatically terminate if the Company consummates a change in control (as defined in the agreement) on or before May 10, 2007, in which case:  (i) the vesting of Mr. Hart’s then outstanding options will be accelerated in full and become fully vested and exercisable and (ii) in the event the surviving or acquiring corporation assumes Mr. Hart’s stock options in accordance with the terms of the Company’s 2000 Stock Incentive Compensation Plan, as amended, or 2002 Broad Based Equity Incentive Plan, as applicable, the period during which Mr. Hart’s then outstanding stock options may be exercised will be extended to the earlier of (a) twelve months after the date of termination of Mr. Hart’s consulting agreement or (b) the last date to which such exercisability may be extended without causing such options to be subject to Section 409A(a)(1) of the Internal Revenue Code of 1986, as amended.

The consulting agreement also provides that the Company may terminate the agreement without just cause at any time after January 1, 2007, in which event (i) Mr. Hart’s then outstanding stock options will be accelerated in full and will become fully vested and exercisable and (ii) the exercise period for such options will be extended until the earlier of March 30, 2008 or the last date to which such exercisability may be extended without causing such options to be subject to Section 409A(a)(1) of the Internal Revenue Code of 1986, as amended.

The consulting agreement also imposes on Mr. Hart certain confidentiality, non-compete and non-solicitation obligations. The non-compete and non-solicit obligations are in effect for the term of the consulting agreement and will continue for six months after a termination of the consulting agreement for any reason. In the event that Mr. Hart violates his confidentiality, non-compete or non-solicitation obligations, his right to any acceleration of vesting or extension of exercise periods for his stock options will cease on the date of such violation.

The Company had previously entered into an employment agreement with Mr. Hart effective as of December 2001. The employment agreement provided for an annual base salary, which could be adjusted periodically in the sole discretion of the Board of Directors. The employment agreement also provided that Mr. Hart was eligible for an annual discretionary bonus for up to a stated percentage of his annual base salary, which bonus could be awarded or modified in the sole discretion of the Board of Directors.

The employment agreement provided that Mr. Hart’s employment with the Company was at-will and could be altered or terminated by either Mr. Hart or the Company at any time. Upon the Company’s termination of Mr. Hart without just cause or upon Mr. Hart’s resignation for good reason, provided that he executed a general release in favor of the Company, he became entitled to receive: (a) his base salary for two years following the date of termination, (b) payment of any accrued but unused vacation and sick leave, (c) reimbursement for premiums of his supplemental disability plan and supplemental life insurance plan for two years following the date of termination, and (d) payment of premiums for the executive’s group health insurance COBRA continuation coverage for up to twelve months after the date of termination.

Severance and Change of Control Arrangements

The Company has established a Severance Benefit Plan to provide for the payment of severance benefits to all full-time employees, including the Named Executive Officers, who do not otherwise have separate employment agreements with the Company, whose employment is involuntarily terminated due to a group termination in 2006 or a change in control.

The 2006 Group Termination Schedule under the Severance Benefit Plan provided that if an eligible employee was terminated pursuant to a group termination (defined as an involuntary reduction in the work force affecting more than two employees) in 2006, the eligible employee would be entitled to receive a basic severance benefit of four weeks of base salary. In addition, if the eligible employee signed a general release agreement releasing the Company from all claims known or unknown that the employee may have against the Company, the eligible employee would be entitled to receive: (a) an additional one week of base salary per $10,000 of annualized current base salary, with a minimum severance benefit of eight weeks of base salary and a maximum severance benefit of 26 weeks of base salary, (b) payment of premiums for the eligible employee’s group health insurance COBRA continuation coverage after the date of termination for the same benefit period as the salary component of the Severance Benefit Plan, and (c) outplacement assistance through an outside organization as a resource to aid in the eligible employee’s career transition. The 2006 Group Termination Schedule expired on December 31, 2006 and the Compensation Committee has not adopted a new group termination schedule for 2007.

The Severance Benefit Plan also provides that if the Company terminates an eligible employee without just cause as part of a change in control, or if the eligible employee resigns for good reason within two months prior to or six months following the effective date of a change in control, the eligible employee will be entitled to receive a basic severance benefit of two weeks of base salary for each twelve months of employment with the Company, subject to a maximum total severance benefit of 52 weeks of base salary. In addition, if the eligible employee signs a general release agreement releasing the Company (or any successor corporation, as the case may be) from all claims known or unknown that the employee may have against the Company (or any successor corporation, as the case may be), the eligible employee will be entitled to receive: (a) an additional three weeks of base salary per $10,000 of annualized current base salary, subject to a maximum total severance benefit of 52 weeks base salary (including any basic severance benefits), (b) payment of premiums for the eligible employee’s group health insurance COBRA continuation coverage after the date of termination for the same benefit period as the salary component of the Severance Benefit Plan, (c) outplacement assistance through an outside organization as a resource to aid in the eligible employee’s career transition, and (d) full acceleration of vesting of any outstanding stock options issued to the eligible employee.

Potential Payments Upon Termination or Change-in-Control

The following tables reflect the estimated potential payments upon termination or change-in-control that would be payable to each of the Named Executive Officers who were employed with the Company on December 31, 2006. For purposes of calculating the potential payments set forth in the tables below, we have assumed that (i) the date of termination was December 31, 2006 and (ii) the stock price was $5.85, the closing market price of the Company’s common stock on December 29, 2006, the last business day of the 2006 fiscal year.

Paul L. Berns—President and Chief Executive Officer

Under the terms of Mr. Berns’ amended and restated employment agreement, if the Company terminates Mr. Berns’ employment for just cause or Mr. Berns resigns without good reason, Mr. Berns is entitled to the following: (i) any base salary and annual bonus earned but unpaid prior to the date of termination, (ii) all accrued but unused vacation and sick leave and (iii) any unreimbursed business expenses (collectively, the “Accrued Obligations”). Such amounts are to be paid within 30 days after the date of termination.

Under the terms of Mr. Berns’ amended and restated employment agreement, if the Company terminates Mr. Berns’ employment without just cause or Mr. Berns resigns with good reason, provided that Mr. Berns executes a general release in favor of the Company, Mr. Berns is entitled to the following: (i) payment of the Accrued Obligations within 30 days after the date of termination, (ii) an amount equal to his target bonus for the year in which the termination occurs, pro rated through the date of termination, (iii) an amount equal to 1.5 times his base salary then in effect, payable in monthly installments over the 18-month period following the date of termination, (iv) an amount equal to 1.5 times his annual bonus for the year preceding the year in which the termination occurs (which annual bonus shall be the 2006 bonus if termination occurs in 2006), payable in a lump sum within 30 days after the date of termination, (v) have his vested options and restricted stock treated in accordance with the terms of their respective governing documents, (vi) payment of premiums for his group health insurance COBRA continuation coverage for up to 12 months following the date of termination, and (vii) outplacement assistance for up to 12 months following the date of termination with an aggregate cost of up to $15,000. Except for the payment of accrued but unused vacation and sick leave, the payments described above shall cease, and the Company shall have no further obligations to Mr. Berns with respect thereto, in the event that Mr. Berns breaches his non-competition obligations under the amended and restated employment agreement or the terms of his confidentiality and inventions assignment agreement with the Company. The Company’s obligation to pay Mr. Berns’ COBRA premiums ceases upon Mr. Berns’ eligibility for comparable coverage provided by a new employer of Mr. Berns.

Under the terms of Mr. Berns’ amended and restated employment agreement, if the Company (or any surviving or acquiring corporation) terminates Mr. Berns’ employment without just cause or Mr. Berns resigns with good reason within one month prior to or two years following the effective date of a change-in-control, Mr. Berns is entitled to the following: (i) payment of the Accrued Obligations within 30 days after the date of termination, (ii) an amount equal to his target bonus for the year in which the termination occurs, pro rated through the date of termination, (iii) a lump-sum cash payment in an amount equal to (x) two times his highest annual base salary in effect during the twelve months prior to such termination, plus (y) two times his highest annual bonus paid or payable in respect of the five years preceding the year of such change in control, (iv) immediate vesting of all outstanding options and restricted stock and the extension of the option exercise period for twenty-four months after the date of termination, (v) continued coverage for 18 months under all policies of medical, accident, disability and life insurance for Mr. Berns and his dependents, and (vi) outplacement assistance for up to 12 months following the date of termination with an aggregate cost of up to $15,000. In addition, Mr. Berns’ employment agreement provides that, in certain circumstances, he will be entitled to a gross up payment for payments that result in an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. Except for the payment of accrued but unused vacation and sick leave, the payments described above shall cease, and the Company shall have no further obligations with respect to Mr. Berns with respect thereto, in the event that Mr. Berns breaches his non-competition obligations under the amended and restated employment agreement or the terms of his confidentiality and inventions assignment agreement with the Company.

The following table describes the estimated potential payments upon termination or a change-in-control of the Company for Mr. Berns under the terms of his amended and restated employment agreement:

	Termination For Just Cause or Resignation Without Good Reason		Termination Without Just Cause or Resignation With Good Reason		Termination Without Just Cause or Resignation With Good Reason (in connection with a Change-in-Control)
Paul L. Berns
Base Salary ($450,000)	$0		$675,000		$900,000
Bonus Payments	$184,900	(1)	$462,300	(2)	$634,900	(3)
Accrued but Unused Vacation and Sick Leave	$46,700		$46,700		$46,700
Stock Options (Unvested and Accelerated)	$0		$0		$1,897,000	(4)
Restricted Stock (Unvested and Accelerated)	$0		$0		$1,755,000	(5)
COBRA Premiums	$0		$18,300		$27,400
Outplacement Assistance	$0		$15,000		$15,000
Tax Gross Up	$0		$0		$1,107,248
Total	$231,600		$1,217,300		$6,383,248

(1)          Amount represents Mr. Berns’ guaranteed pro rated bonus for 2006, which was paid in 2007.

(2)          Amount includes (i) $184,900, which represents Mr. Berns’ guaranteed pro rated bonus for 2006 and (ii) $277,400, which represents 1.5 times Mr. Berns’ guaranteed pro rated bonus for 2006.

(3)          Amount includes (i) $184,900, which represents Mr. Berns’ guaranteed pro rated bonus for 2006 and (ii) $450,000, which represents two times Mr. Berns’ annualized bonus for 2006.

(4)          Amount represents the in-the-money value of Mr. Berns’ unvested stock options as of December 31, 2006, using the closing market price of the Company’s common stock on December 29, 2006, the last business day of the 2006 fiscal year. The number of such stock options and the exercise price thereof are reflected in the columns entitled “Number of Securities Underlying Unexercised Options—Unexercisable” and “Option Exercise Price,” respectively, in the Outstanding Equity Awards at Fiscal Year End table beginning on page 41 of this proxy statement.

(5)          Amount represents the value of Mr. Berns’ unvested restricted stock awards as of December 31, 2006, using the closing market price of the Company’s common stock on December 29, 2006, the last business day of the 2006 fiscal year. The number of shares of restricted stock are reflected in the column entitled “Number of Shares or Units of Stock that Have Not Vested” in the Outstanding Equity Awards at Fiscal Year End table beginning on page 41 of this proxy statement.

James V. Caruso—Executive Vice President, Chief Commercial Officer

Under the terms of Mr. Caruso’s employment agreement, if the Company terminates Mr. Caruso’s employment for just cause or Mr. Caruso resigns without good reason, Mr. Caruso is entitled to the following: (i) any base salary earned but unpaid prior to the date of termination, (ii) all accrued but unused vacation, and (iii) any unreimbursed business expenses.

Under the terms of Mr. Caruso’s employment agreement, if the Company terminates Mr. Caruso’s employment without just cause or Mr. Caruso resigns with good reason, provided that Mr. Caruso executes a general release in favor of the Company, Mr. Caruso is entitled to the following: (i) continuation of Mr. Caruso’s then current base salary for a period of 12 months following the date of termination, paid on the same basis and at the same time as previously paid, (ii) payment of any accrued but unused vacation and sick leave, and (iii) payment of premiums for his group health insurance COBRA continuation coverage for up to 12 months following the date of termination. The Company’s obligation to pay Mr. Caruso’s COBRA premiums ceases upon Mr. Caruso’s eligibility for comparable coverage provided by a new employer of Mr. Caruso. Except for the payment of any accrued but unused vacation and sick leave, the payments described above shall cease, and the Company shall have no further obligations to Mr. Caruso with respect thereto, in the event that Mr. Caruso breaches the confidentiality, non-compete or non-solicitation provisions under his confidentiality and inventions assignment agreement with the Company.

Under the terms of Mr. Caruso’s employment agreement, if the Company (or any surviving or acquiring corporation) terminates Mr. Caruso’s employment without just cause or Mr. Caruso resigns with good reason within one month prior to or thirteen months following the effective date of a change-in-control, Mr. Caruso is entitled to the following: (i) continuation of Mr. Caruso’s base salary, then in effect, for a period of 18 months following the date of termination, paid on the same basis and at the same time as previously paid, (ii) payment of any accrued but unused vacation and sick leave, (iii) a bonus in the amount equal to the annual bonus amount paid to Mr. Caruso in the year immediately preceding the change-in-control or 50% of the maximum bonus eligibility if Mr. Caruso was not employed by the Company during the prior year bonus period, (iv) payment of premiums for his group health insurance COBRA continuation coverage for up to 18 months following the date of termination, (v) immediate vesting of all outstanding options and restricted stock granted to Mr. Caruso and the extension of the option exercise period for twelve months after the date of termination. The Company’s obligation to pay Mr. Caruso’s COBRA premiums ceases upon Mr. Caruso’s eligibility for comparable coverage provided by a new employer of Mr. Caruso. If Mr. Caruso obtains new employment pursuant to which he is employed on an average of 30 hours or more each week, he may request to receive any unpaid severance benefits (subject to required deductions and tax withholdings), which benefits are payable within 14 days after receipt by the Company of written notice of such request. Except for the payment of any accrued but unused vacation and sick leave, the payments described above shall cease, and the Company shall have no further obligations to Mr. Caruso with respect thereto, in the event that Mr. Caruso breaches the confidentiality, non-compete or non-solicitation provisions under his confidentiality and inventions assignment agreement with the Company.

The following table describes the estimated potential payments upon termination or a change-in-control of the Company for Mr. Caruso under the terms of his employment agreement:

	Termination For Just Cause or Resignation Without Good Reason	Termination Without Just Cause or Resignation With Good Reason	Termination Without Just Cause or Resignation With Good Reason (in connection with a Change-in-Control)
James V. Caruso
Base Salary ($365,000)	$0	$365,000	$547,500
Bonus Payments	$0	$0	$36,900	(1)
Accrued but Unused Vacation and/or Sick Leave	$17,500	$23,948	$23,948
Stock Options (Unvested and Accelerated)	$0	$0	$952,000	(2)
Restricted Stock (Unvested and Accelerated)	$0	$0	$643,500	(3)
COBRA Premiums	$0	$18,300	$27,400
Total	$17,500	$407,248	$2,231,248

(1)          Amount represents 50% of Mr. Caruso’s pro rated target bonus for 2006.

(2)          Amount represents the in-the-money value of Mr. Caruso’s unvested stock options as of December 31, 2006, using the closing market price of the Company’s common stock on December 29, 2006, the last business day of the 2006 fiscal year. The number of such stock options and the exercise price thereof are reflected in the columns entitled “Number of Securities Underlying Unexercised Options—Unexercisable” and “Option Exercise Price,” respectively, in the Outstanding Equity Awards at Fiscal Year End table beginning on page 41 of this proxy statement.

(3)          Amount represents the value of Mr. Caruso’s unvested restricted stock awards as of December 31, 2006, using the closing market price of the Company’s common stock on December 29, 2006, the last business day of the 2006 fiscal year. The number of shares of restricted stock are reflected in the column entitled “Number of Shares or Units of Stock that Have Not Vested” in the Outstanding Equity Awards at Fiscal Year End table beginning on page 41 of this proxy statement.

Marc H. Graboyes—Vice President, General Counsel

Under the terms of Mr. Graboyes’ employment agreement, if the Company terminates Mr. Graboyes’ employment for just cause or Mr. Graboyes resigns without good reason, Mr. Graboyes is entitled to the following: (i) any base salary earned but unpaid prior to the date of termination, (ii) all accrued but unused vacation, and (iii) any unreimbursed business expenses.

Under the terms of Mr. Graboyes’ employment agreement, if the Company terminates Mr. Graboyes’ employment without just cause or Mr. Graboyes resigns with good reason, provided that Mr. Graboyes executes a general release in favor of the Company, Mr. Graboyes is entitled to the following: (i) continuation of Mr. Graboyes’ then current base salary for a period of six months following the date of termination, paid on the same basis and at the same time as previously paid, (ii) payment of any accrued but unused vacation and sick leave, and (iii) payment of premiums for his group health insurance COBRA continuation coverage for up to six months following the date of termination. The Company’s obligation to pay Mr. Graboyes’ COBRA premiums ceases upon Mr. Graboyes’ eligibility for comparable coverage provided by a new employer of Mr. Graboyes. Except for the payment of any accrued but unused vacation and sick leave, the payments described above shall cease, and the Company shall have no further obligations to Mr. Graboyes with respect thereto, in the event that Mr. Graboyes breaches the confidentiality, non-compete or non-solicitation provisions under his confidentiality and inventions assignment agreement with the Company.

Under the terms of Mr. Graboyes’ employment agreement, if the Company (or any surviving or acquiring corporation) terminates Mr. Graboyes’ employment without just cause or Mr. Graboyes resigns with good reason within one month prior to or thirteen months following the effective date of a change-in-control, Mr. Graboyes is entitled to the following: (i) continuation of Mr. Graboyes’ base salary, then in effect, for a period of one year following the date of termination, paid on the same basis and at the same time as previously paid, (ii) payment of any accrued but unused vacation and sick leave, (iii) a bonus in the amount equal to the annual bonus amount paid to Mr. Graboyes in the year immediately preceding the change-in-control, (iv) payment of premiums for his group health insurance COBRA continuation coverage for up to twelve months following the date of termination, (v) immediate vesting of all outstanding options granted to Mr. Graboyes and the extension of the option exercise period for twelve months. The Company’s obligation to pay Mr. Graboyes’ COBRA premiums ceases upon Mr. Graboyes’ eligibility for comparable coverage provided by a new employer of Mr. Graboyes. Except for the payment of any accrued but unused vacation and sick leave, the payments described above shall cease, and the Company shall have no further obligations to Mr. Graboyes with respect thereto, in the event that Mr. Graboyes breaches the confidentiality, non-compete or non-solicitation provisions under his confidentiality and inventions assignment agreement with the Company.

The following table describes the estimated potential payments upon termination or a change-in-control of the Company for Mr. Graboyes under the terms of his employment agreement:

	Termination For Just Cause or Resignation Without Good Reason Termination	Termination Without Just Cause or Resignation With Good Reason Termination	Termination Without Just Cause or Resignation With Good Reason (in connection with a Change-in-Control)
Marc H. Graboyes
Base Salary ($236,500)	$0	$118,300	$236,500
Bonus Payments	$0	$0	$58,800	(1)
Accrued but Unused Vacation and/or Sick Leave	$10,800	$22,629	$22,629
Stock Options (Unvested and Accelerated)	$0	$0	$494,300	(2)
COBRA Premiums	$0	$9,100	$18,300
Total	$10,800	$150,029	$830,529

(1)          Amount represents the amount of Mr. Graboyes’ bonus for 2005.

(2)          Amount represents the in-the-money value of Mr. Graboyes’ unvested stock options as of December 31, 2006, using the closing market price of the Company’s common stock on December 29, 2006, the last business day of the 2006 fiscal year. The number of such stock options and the exercise price thereof are reflected in the columns entitled “Number of Securities Underlying Unexercised Options—Unexercisable” and “Option Exercise Price,” respectively, in the Outstanding Equity Awards at Fiscal Year End table beginning on page 41 of this proxy statement.

David A. DeLong—Former Vice President, Sales and Marketing

In February 2007, the Company entered into a separation agreement with Mr. DeLong pursuant to which his employment as Vice President, Marketing and Sales of the Company was terminated effective February 16, 2007. Pursuant to the separation agreement, Mr. DeLong signed a general release in favor of the Company and became entitled to receive: (a) a one time lump sum payment of $131,500, (which equals six months of his base salary in effect as of his separation date), to be paid on August 17, 2007, (b) payment of premiums for Mr. DeLong’s group health insurance COBRA continuation coverage for up to six months from the DeLong Separation Date totaling $9,100, (c) payment of his 2006 bonus in the amount of $59,217.87, and (d) payment of any accrued but unused vacation and sick leave totaling $26,800. The separation agreement superseded and replaced Mr. DeLong’s employment agreement, which provided for certain payments upon termination or change-in-control as described in more detail below.

Under the terms of Mr. DeLong’s employment agreement, if the Company terminated Mr. DeLong’s employment for just cause or Mr. DeLong resigned without good reason, Mr. DeLong would have been entitled to the following: (i) any base salary earned but unpaid prior to the date of termination, (ii) all accrued but unused vacation, and (iii) any unreimbursed business expenses.

Under the terms of Mr. DeLong’s employment agreement, if the Company terminated Mr. DeLong’s employment without just cause or Mr. DeLong resigned with good reason, provided that Mr. DeLong executed a general release in favor of the Company, Mr. DeLong would have been entitled to the following: (i) continuation of Mr. DeLong’s then current base salary for a period of six months following the date of termination, paid on the same basis and at the same time as previously paid, (ii) payment of any accrued but unused vacation and sick leave, and (iii) payment of premiums for his group health insurance COBRA continuation coverage for up to six months following the date of termination; provided, that the Company’s obligation to pay Mr. DeLong’s COBRA premiums would have ceased upon Mr. DeLong’s eligibility for comparable coverage provided by a new employer of Mr. DeLong. Except for the payment of any accrued but unused vacation and sick leave, the payments described above would have ceased, and the

Company would have had no further obligations to Mr. DeLong with respect thereto, in the event that Mr. DeLong breached the confidentiality, non-compete or non-solicitation provisions under his confidentiality and inventions assignment agreement with the Company.

Under the terms of Mr. DeLong’s employment agreement, if the Company (or any surviving or acquiring corporation) terminated Mr. DeLong’s employment without just cause or Mr. DeLong resigned with good reason within one month prior to or thirteen months following the effective date of a change-in-control, Mr. DeLong would have been entitled to the following: (i) continuation of Mr. DeLong’s base salary, then in effect, for a period of one year following the date of termination, paid on the same basis and at the same time as previously paid, (ii) payment of any accrued but unused vacation and sick leave, (iii) a bonus in the amount equal to the annual bonus amount paid to Mr. DeLong in the year immediately preceding the change-in-control, (iv) payment of premiums for his group health insurance COBRA continuation coverage for up to twelve months following the date of termination, (v) immediate vesting of all outstanding options granted to Mr. DeLong and the extension of the option exercise period for twelve months. The Company’s obligation to pay Mr. DeLong’s COBRA premiums would have ceased upon Mr. DeLong’s eligibility for comparable coverage provided by a new employer of Mr. DeLong. If Mr. DeLong had obtained new employment pursuant to which he was employed on an average of 30 hours or more each week, he would have been able to request to receive any unpaid severance benefits (subject to required deductions and tax withholdings), which benefits would have been payable within 14 days after receipt by the Company of written notice of such request. Except for the payment of any accrued but unused vacation and sick leave, the payments described above would have ceased, and the Company would have had no further obligations to Mr. DeLong with respect thereto, in the event that Mr. DeLong breached the confidentiality, non-compete or non-solicitation provisions under his confidentiality and inventions assignment agreement with the Company.

The following table describes the estimated potential payments upon termination or a change-in-control of the Company for Mr. DeLong, pursuant to the terms of his employment agreement as in effect on December 31, 2006:

	Termination For Just Cause or Resignation Without Good Reason	Termination Without Just Cause or Resignation With Good Reason	Termination Without Just Cause or Resignation With Good Reason (in connection with a Change-in-Control)
David A. DeLong
Base Salary ($263,000)	$0	$131,500	$236,500
Bonus Payments	$0	$0	$67,500	(1)
Accrued but Unused Vacation and/or Sick Leave	$8,700	$23,404	$23,404
Stock Options (Unvested and Accelerated)	$0	$0	$441,400	(2)
COBRA Premiums	$0	$9,100	$18,300
Total	$8,700	$164,004	$787,104

(1)          Amount represents the amount of Mr. DeLong’s bonus for 2005.

(2)          Amount represents the in-the-money value of Mr. DeLong’s unvested stock options as of December 31, 2006, using the closing market price of the Company’s common stock on December 29, 2006, the last business day of the 2006 fiscal year. The number of such stock options and the exercise price thereof are reflected in the columns entitled “Number of Securities Underlying Unexercised Options—Unexercisable” and “Option Exercise Price,” respectively, in the Outstanding Equity Awards at Fiscal Year End table beginning on page 41 of this proxy statement.

David C. Clark, Vice President, Finance and Michael E. Saunders, M.D., Vice President, Clinical Development

Neither Mr. Clark nor Dr. Saunders is party to an employment agreement with the Company. Accordingly, their entitlement to any termination payment or payments upon a change-in-control are subject to and pursuant to the Company’s Severance Benefit Plan.

Upon the termination of the employment of either Mr. Clark or Dr. Saunders or the resignation of either person, in each case, not in connection with a change-in-control, such persons are entitled to receive the following: (i) any base salary earned but unpaid prior to the date of termination, (ii) all accrued but unused vacation and (iii) any unreimbursed business expenses.

Under the terms of the Company’s Severance Benefit Plan, if the Company terminates the employment of either Mr. Clark or Dr. Saunders in connection with a change-in-control or either Mr. Clark or Dr. Saunders resigns for good reason within two months prior to or six months following the effective date of a change-in-control; provided that each executes a general release in favor of the Company, each is entitled to receive the following: (i) any base salary earned but unpaid prior to the date of termination, (ii) all accrued but unused vacation, (iii) any unreimbursed business expenses, (iv) 52 weeks base pay (based upon three weeks base pay per $10,000 of base salary up to a maximum of 52 weeks base pay), (v) payment of premiums for such person’s group health insurance COBRA continuation coverage for the same duration as to which such person is entitled to base pay, and (vi) immediate vesting of all outstanding options granted to such persons. In addition, each person is eligible to participate in an outplacement assistance program to be selected by the Company. The Company’s obligation to pay such person’s COBRA premiums ceases upon such person’s eligibility for comparable coverage provided by a new employer.

The following table describes the estimated potential payments upon termination or a change-in-control of the Company for Mr. Clark and Dr. Saunders under the Company’s Severance Benefit Plan:

	Termination or Resignation not in connection with a Change-in-Control	Termination or Resignation With Good Reason (in connection with a Change-in-Control)
David C. Clark
Base Salary ($175,000)	$0	$175,000
Accrued but Unused Vacation	$10,100	$10,100
Stock Options (Unvested and Accelerated)	$0	$242,400	(1)
COBRA Premiums	$0	$18,300
Total	$10,100	$445,800
Michael E. Saunders
Base Salary ($267,400)	$0	$267,400
Accrued but Unused Vacation	$12,000	$12,000
Stock Options (Unvested and Accelerated)	$0	$468,500	(1)
COBRA Premiums	$0	$18,300
Total	$12,000	$766,200

(1)          Amount represents the in-the-money value of such person’s unvested stock options as of December 31, 2006, using the closing market price of the Company’s common stock on December 29, 2006, the last business day of the 2006 fiscal year. The number of such stock options and the exercise price thereof are reflected in the columns entitled “Number of Securities Underlying Unexercised Options—Unexercisable” and “Option Exercise Price,” respectively, in the Outstanding Equity Awards at Fiscal Year End table beginning on page 41 of this proxy statement.

Director Compensation

The following table shows certain information with respect to the compensation of all non-employee directors of the Company for the fiscal year ended December 31, 2006:

Director Compensation for Fiscal 2006

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Stephen J. Hoffman(2)	87,500	95,000	182,500
Marvin E. Jaffe(3)	18,200	22,500	40,700
Mark G. Edwards(4)	57,300	32,400	89,700
Michael D. Casey(5)	64,000	32,400	96,400
Stewart Hen(6)	39,500	31,700	71,200
Jonathan Leff(7)	55,000	31,700	86,700
Timothy Lynch(8)	57,200	39,000	96,200

(1)          Amounts represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R.

(2)          Grant date fair value of 75,000 options granted in 2006, as calculated under FAS 123R for financial reporting purposes:  $90,211. Total number of shares subject to stock options outstanding at December 31, 2006:  521,886.

(3)          Grant date fair value of 20,000 options granted in 2006, as calculated under FAS 123R for financial reporting purposes:  $25,420. Total number of shares subject to stock options outstanding at December 31, 2006:  80,000.

(4)          Grant date fair value of 20,000 options granted in 2006, as calculated under FAS 123R for financial reporting purposes:  $30,644. Total number of shares subject to stock options outstanding at December 31, 2006:  100,000.

(5)          Grant date fair value of 20,000 options granted in 2006, as calculated under FAS 123R for financial reporting purposes:  $30,644.   Total number of shares subject to stock options outstanding at December 31, 2006:  80,000.

(6)          Grant date fair value of 20,000 options granted in 2006, as calculated under FAS 123R for financial reporting purposes:  $30,644. Total number of shares subject to stock options outstanding at December 31, 2006:  40,000.

(7)          Grant date fair value of 20,000 options granted in 2006, as calculated under FAS 123R for financial reporting purposes:  $30,644. Total number of shares subject to stock options outstanding at December 31, 2006:  40,000.

(8)          Grant date fair value of 20,000 options granted in 2006, as calculated under FAS 123R for financial reporting purposes:  $30,644.  Total number of shares subject to stock options outstanding at December 31, 2006:  45,000.

Cash Compensation

The Company pays its non-employee directors cash compensation in the form of annual retainers and meeting fees. Each non-employee director of the Company receives an annual retainer of $25,000, except that the Chairman of the Audit Committee receives an annual retainer of $30,000, and the Chairman of the Board receives an annual retainer of $50,000. Each non-employee director that serves as Chairman of the Compensation Committee or Chairman of the Nominating and Corporate Governance Committee

also receives an additional annual retainer of $2,000. Annual retainers are paid in equal quarterly installments on the first day of each calendar quarter.

Each non-employee director also receives $2,500 for each regular or special meeting of the Board that such director attends in person, except that the Chairman of the Board receives $5,000 for each regular or special meeting of the Board that such director attends in person. Each non-employee director, including the Chairman of the Board, also receives $1,000 for each regular or special meeting of the Board that such director attends by telephone.

Each non-employee director who serves on a committee of the Board receives $1,000 for each regular or special meeting that such director attends in person or by telephone, except that the Chairman of the Audit Committee receives $2,500 for each regular or special meeting of the Audit Committee that such director attends in person or by telephone.

In addition, each non-employee director, including the Chairman of the Board, is reimbursed for all reasonable out-of-pocket expenses incurred by such director in connection with attending any regular or special meeting of the Board or any regular or special meeting of any committee of the Board.

Stock Options

The Company grants stock options to its non-employee directors under a stock option grant program for non-employee directors (the “Directors’ Program”) administered under the Company’s 2000 Stock Incentive Compensation Plan, as amended. Under the Directors’ Program, each person who becomes a non-employee director of the Company is automatically granted a non-qualified stock option to purchase 25,000 shares of common stock on the date of his or her initial election, except that any person who becomes the Company’s Chairman of the Board (other than an employee of the Company) is automatically granted a nonqualified stock option to purchase 50,000 shares of common stock on the date of his or her initial election (each, an “Initial Grant”). Initial Grants vest in equal installments on each of the first, second and third anniversaries of the date of grant, assuming continued service as a director during such period.

In addition, under the Directors’ Program, each non-employee director is automatically granted a non-qualified stock option to purchase 20,000 shares of common stock immediately following each year’s annual meeting of stockholders, except that the Chairman of the Board is automatically granted a non-qualified stock option to purchase 50,000 shares of common stock immediately following each year’s annual meeting of stockholders (each, an “Annual Grant”). Annual Grants fully vest on the date of the next year’s annual meeting of stockholders, assuming continued service as a director during such period. However, any non-employee director who received an Initial Grant within three months prior to an annual meeting is not eligible to receive an Annual Grant until the second annual meeting after his or her Initial Grant.

All stock options granted under the Directors’ Program have a term of ten years and an exercise price equal to the closing sale price of a share of the Company’s common stock on the date of grant (as reported by the Nasdaq National Market). As of March 15, 2007, no stock options had been exercised under the Directors’ Plan.

Additional Arrangement with Dr. Hoffman

On February 17, 2006, in recognition of the duties and responsibilities undertaken by Dr. Hoffman in connection with the Board’s identification, evaluation and recruitment of a suitable candidate to succeed Mr. Hart as the Company’s President and Chief Executive Officer, and the substantial time commitment and efforts required of Dr. Hoffman’s role, the Board granted Dr. Hoffman options to purchase 20,000 shares of common stock effective February 17, 2006 (the “Initial Grant”) and agreed to grant Dr. Hoffman additional options to purchase 5,000 shares of common stock on the 1st day of each month, commencing March 1, 2006, until such time as Mr. Hart’s successor has been duly appointed (each, a

“Subsequent Grant”). The Initial Grant has an exercise price of $3.32 per share, which represents the closing sale price of a share of the Company’s common stock on the date of grant (as reported by the Nasdaq National Market), and the Subsequent Grant on March 1, 2006 has an exercise price of $3.14 per share, which represents the closing sale price of a share of the Company’s common stock on the date of grant (as reported by the Nasdaq National Market). All such options are nonqualified stock options granted under the Company’s 2000 Stock Incentive Compensation Plan, and vest in full on the one-year anniversary of the date of grant. On March 9, 2006, Mr. Berns was appointed as the Company’s President and Chief Executive Officer, and, as a result, Dr. Hoffman is not entitled to any additional Subsequent Grants.

Consulting Agreement with Dr. Jaffe

On March 11, 2006, Dr. Jaffe tendered his resignation as a director of the Company effective immediately prior to the Company’s 2006 annual meeting of stockholders and notified the Board of Directors that he did not intend to stand for reelection. As a result of Dr. Jaffe’s resignation as a director, on May 10, 2006, the Company entered into a consulting agreement with Dr. Jaffe in order to allow the Company to retain the benefit of Dr. Jaffe’s knowledge and expertise regarding the Company’s business and the potential clinical development and commercialization strategies for the Company’s products.

Pursuant to the consulting agreement, Dr. Jaffe has agreed to provide up to ten hours of consulting service per month as and when requested from time to time by the Company. In consideration of Dr. Jaffe’s agreement to provide such consulting services, on May 10, 2006, the Company granted Dr. Jaffe a nonqualified stock option to purchase 20,000 shares of common stock under the Company’s 2000 Stock Incentive Compensation Plan, as amended. Mr. Jaffe’s options have an exercise price of $2.94 per share, which equals the closing sale price of a share of the Company’s common stock on the date of grant (as reported by the Nasdaq National Market), and are non-qualified options for tax purposes. The options have a ten year term, and vest in eighteen equal monthly installments commencing July 1, 2006, subject to Dr. Jaffe’s continuation of service through such vesting dates. Dr. Jaffe is not entitled to any additional compensation or benefits in connection with the performance of his consulting services. The term of the consulting agreement is from May 10, 2006 to December 31, 2007; provided that it will automatically terminate upon the occurrence of one or more events constituting just cause (as defined in the agreement). The consulting agreement will also automatically terminate if the Company consummates a change in control (as defined in the agreement) on or before May 10, 2007, in which event (i) the vesting of Dr. Jaffe’s then outstanding options will be accelerated in full and become fully vested and exercisable, and (ii) in the event the surviving or acquiring corporation assumes Dr. Jaffe’s stock options in accordance with the terms of the Company’s 2000 Stock Incentive Compensation Plan, the period during which Dr. Jaffe’s then outstanding stock options may be exercised will be extended to the earlier of (a) twelve months after the date of termination of the consulting agreement or (b) the last date to which such exercisability may be extended without causing such options to be subject to Section 409A(a)(1) of the Internal Revenue Code of 1986, as amended.

In the event that the Company terminates the consulting agreement without just cause (i) Dr. Jaffe’s then outstanding stock options will be accelerated in full and will become fully vested and exercisable, and (ii) the exercise period for such options will be extended until the earlier of March 30, 2008 or the last date to which such exercisability may be extended without causing such options to be subject to Section 409A(a)(1) of the Internal Revenue Code of 1986, as amended.

The consulting agreement also imposes on Dr. Jaffe certain confidentiality, non-compete and non-solicitation obligations. The non-compete and non-solicit obligations are in effect for the term of his consulting agreement and will continue for one year after a termination of his consulting agreement for any reason. In the event that Dr. Jaffe violates his confidentiality, non-compete or non-solicitation obligations, his right to any acceleration of vesting or extension of exercise periods for his stock options will cease on the date of such violation.

Transactions With Related Persons

Related-Person Transactions Policy and Procedures

Related person transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors and executive officers or their immediate family members. Under its charter, the Audit Committee is charged with the responsibility of reviewing and approving all related-party transactions as required by Nasdaq rules. To assist in identifying such transactions for fiscal year 2006, the Company distributed questionnaires to directors, officers and beneficial owners of more than 5% of any class of the Company’s voting securities.

Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which the Company is a participant and in which any of the following persons has or will have a direct or indirect interest:

•       an executive officer, director or director nominee of the Company;

•       any person who is known to be the beneficial owner or more than 5% of the Company’s common stock;

•       any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company’s common stock; or

•       any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any of the foregoing persons, has a 5% or greater beneficial ownership interest.

Although the Company does not have a formal policy in regards to related-party transactions, the Audit Committee may consider the following factors when deciding whether to approve a related person transaction:

•       the nature of the related person’s interest in the transaction;

•       the material terms of the transaction, including, without limitation, the amount and type of the transaction;

•       the importance of the transaction to the related person;

•       whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•       any other matters deemed appropriate.

Certain Related-Person Transactions

Separation Agreement and Consulting Agreement with Mr. Hart

The Company has entered into a separation agreement and a consulting agreement with Mr. Hart, which are described above in the section entitled “Employment, Severance and Change of Control Agreements.”

Separation Agreement with Mr. DeLong

The Company has entered into a separation agreement with Mr. DeLong, which is described above in the section entitled “Employment, Severance and Change of Control Agreements.”

Severance Arrangements

The Company has established a Severance Benefit Plan to provide for the payment of severance benefits to all full-time employees, including executive officers who do not otherwise have separate employment agreements with the Company, whose employment is involuntarily terminated due to a change of control event. The Severance Benefit Plan is described above in the section entitled “Employment, Severance and Change of Control Agreements.”

Indemnity Agreements

The Company has entered into indemnity agreements with its directors and certain of its executive officers which provide, among other things, that the Company will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

Securities Purchase by Baker Brothers Life Sciences, L.P.

On February 2, 2007, the Company closed an underwritten offering of 9,000,000 shares of common stock, of which Baker Brothers Life Sciences, L.P. and certain other affiliated funds (collectively “Baker”) purchased 3,300,000 shares, at a price per share of $6.00, for aggregate gross proceeds of approximately $54.0 million. In connection with its purchase of shares in the February 2007 offering, Baker entered into a standstill agreement agreeing not to pursue certain activities the purpose or effect of which might be to change or influence the control of Allos. Prior to the offering, Baker beneficially owned in excess of 5% of the Company’s outstanding common stock.

The Company amended its stockholder rights plan in connection with the offering to provide that Baker and its affiliates will be exempt from the stockholder rights plan, unless Baker becomes, without the prior consent of the Company’s Board of Directors, the beneficial owner of more than 20% of the Company’s common stock.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Allos stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Allos Therapeutics, Inc., Attention: Derek Cole, Vice President, Investor Relations, Allos Therapeutics, Inc., 11080 CirclePoint Road, Suite 200, Westminster, Colorado 80020, or contact Mr. Cole at 303-426-6262. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/S/ MARC H. GRABOYES
MARC H. GRABOYES
Secretary

April 30, 2007

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2006 is available without charge upon written request to: Allos Therapeutics, Inc., Attn: Vice President, Investor Relations, 11080 CirclePoint Road, Suite 200, Westminster, Colorado 80020. The Company’s SEC filings are also available at the SEC’s web site at “http://www.sec.gov.”

ALLOS THERAPEUTICS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 19, 2007

The undersigned hereby appoints Paul L. Berns and Marc H. Graboyes, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Allos Therapeutics, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Allos Therapeutics, Inc. to be held at the Westin Westminster Hotel, 10600 Westminster Boulevard, Westminister, Colorado 80020 on Tuesday, June 19, 2007 at 8:00 a.m. (local time) and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES LISTED IN PROPOSAL 1 AND IN FAVOR OF PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Allos Therapeutics, Inc. account online.

Access your Allos Therapeutics, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, TransferAgent forAllos Therapeutics, Inc., now makes it easy and convenient to get current information on your stockholder account.

•              View account status

•              View certificate history

•              View book-entry information

•              View payment history for dividends

•              Make address changes

•              Obtain a duplicate 1099 tax form

•              Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

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Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:	1-800-370-1163

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:	To elect eight directors to hold office until the 2008 Annual Meeting of Stockholders and until their successors are elected.

FOR all nominees listed	WITHHOLD AUTHORITY
(except as marked	to vote for all nominees
to the contrary below)	listed below.

NOMINEES:	01 Stephen J. Hoffman, Ph.D., M.D., 02 Paul L. Berns, 03 Michael D. Casey, 04 Stewart Hen, 05 Jeffrey R. Latts, M.D., 06 Jonathan S. Leff, 07 Timothy P. Lynch and 08 William R. Ringo, Jr.

To withhold authority to vote for any nominee(s), write such nominee(s)’ name(s) below:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

	FOR	AGAINST	ABSTAIN
PROPOSAL 2:

To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Signature	Signature	Date

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

http://www.proxyvoting.com/alth

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Company’s Annual Report and Proxy Statement on the internet at www.allos.com